As filed with the Securities and Exchange Commission November 21, 1997. Registration No: _______________.

              U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM SB-2
                       REGISTRATION STATEMENT
                                Under
                     The Securities Act of 1933

                         ___________________



                       PMC International, Inc.
           (Name of small business issuer in its charter)

            ---------------------------------------------
       Colorado                 6282               84-0627374
(State or jurisdiction   (Primary Standard      (I.R.S. Employer
          of                 Industrial       Identification No.)
   incorporation or     Classification Code
     organization)            Number)
--------------------------------------------------------------------

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   555 17th Street, 14th Floor       555 17th Street, 14th Floor
      Denver, Colorado 80202           Denver, Colorado 80202
          (303) 292-1177           (Address of principal place of
 (Address and telephone number of            business or
   principal executive offices)      intended principal place of
                                              business)
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                         Kenneth S. Phillips
                President and Chief Executive Officer
                       PMC International, Inc.
                     555 17th Street, 14th Floor
                       Denver, Colorado  80202
                           (303) 292-1177
     (Name, address, and telephone number of agent for service)

                             Copies to:

                   ------------------------------------
                          Francis R. Wheeler, Esq.
                          Holme Roberts & Owen LLP
                          1700 Lincoln, Suite 4100
                           Denver, Colorado 80203
                                (303) 861-7000
                  ------------------------------------
   Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______

                   CALCULATION OF REGISTRATION FEE

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  Title of each    Amount to    Proposed     Proposed    Amount of
      class            be       maximum       maximum    registration
 of securities to  registered   offering     aggregate      fee
        be                       price       offering
    registered                per share(1)     price
--------------------------------------------------------------------
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Common Stock, par   4,882,996     1.65625     $8,087,462    $2,450.75
value $.01
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Common Stock, par     775,000(2)  1.65625     $1,283,594      $388.96
value $.01
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Total               5,657,996     1.65625     $9,371,056    $2,839.71
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(1)   Estimated    solely   for   purposes   of   calculating   the
registration fee, based on the average of the high and low bid and asked prices for the Common Stock for November 19, 1997, as reported in the over-the-counter market.

(2) Represents shares of Common Stock issuable upon the exercise of certain options held by a Selling Shareholder.
                      ________________________

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

                         5,657,996 Shares
                       PMC International, Inc.
                            Common Stock


      This Prospectus relates to the offer and sale by certain persons (and the transferees, pledgees, donees and successors thereof) (collectively the "Selling Shareholders") of shares (the "Shares") of Common Stock, par value $.01 (the "Common Stock"), of PMC International, Inc. (the "Company") currently held by the Selling Shareholders. The Selling Shareholders may sell the Shares from time to time in one or more transactions, including one or more underwritten offerings. The Selling Shareholders may effect such transactions directly to or through securities broker-dealers in the over-the-counter market or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholder might sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The underwriters in any underwritten offering and the terms and conditions of any such offering will be described in a supplement to this Prospectus. See "Selling Shareholders" and "Plan of Distribution."

      4,882,996 of the Shares were issued in connection with a private placement transaction undertaken in connection with the acquisition of ADAM Investment Services, Inc. ("ADAM"). Keefe, Bruyette & Woods, Inc. acted as the placement agent in connection with the issuance of those Shares registered hereby. The balance of the Shares are issuable upon the exercise of certain options owned by David Andrus, the former Executive Vice President of the Company.

      All Shares offered hereby are shares currently held by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders other than compensation payable to securities broker-dealers by the Selling Shareholders and/or the purchasers of the Shares, any securities broker/dealer expense allowances and transfer taxes. The expenses to be paid by the Company relating to the registration of the Shares is estimated to be approximately $________. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution." It is the view of the Securities and Exchange Commission that such indemnification is contrary to federal securities laws and unenforceable.

      The Common Stock is not traded on an exchange or listed on The Nasdaq Stock Market. It is traded in the over-the-counter market. As a result, there may be a limited market for the Shares which could have an adverse effect on the future sales price and liquidity of the Shares. The last reported sale price for Common Stock on November 18, 1997 was $1.875, as reported on the Bloomberg financial markets system. See "Market for the Common Stock."

      No dealer, salesperson or individual has been authorized to give any information, or to make any representations, other than those contained in this Prospectus or in a Prospectus Supplement in connection with the offer made by this Prospectus and any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein is correct as of any time subsequent to the date hereof or thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

   A PURCHASE OF THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
  SEE "RISK FACTORS" ON PAGES 2 TO 4 FOR A DISCUSSION OF CERTAIN
      RISK FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                        COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE
                  CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is November , 1997.

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                       AVAILABLE INFORMATION


      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the
Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center,
Suite 1300, New York, New York 10048. In addition, the Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

      The Company has filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.


                          TABLE OF CONTENTS

                                                               Page

Prospectus Summary................................................1
Risk Factors......................................................2
Use of Proceeds...................................................4
Market for the Common Stock.......................................5
Management's Discussion and Analysis of Financial Condition
      and Results of Operations...................................6
Business..........................................................9
Management.......................................................18
Executive Compensation...........................................20
Security Ownership of Certain Beneficial Owners and
      Management.................................................22
Certain Relationships and Related Transactions...................23
Description of Capital Stock.....................................24
Selling Shareholders.............................................25
Plan of Distribution.............................................26
Legal Matters....................................................26
Experts..........................................................26

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                         PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Investors should carefully consider the information under the heading "Risk Factors." The information set forth below contains "forward looking statements" within the meaning of the federal securities laws, including statements regarding opportunities for growth from expanded use of existing distribution channels and expanded use by existing distribution channels of the Company's products and services and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.


The Company

      PMC International, Inc. (the "Company") develops, markets, and manages sophisticated investment management products and services. Not a money manager itself, the Company provides products and services that facilitate the selection and/or monitoring of unaffiliated money managers or mutual funds for customers of the Company's distribution channels depending upon the size, sophistication and requirements of such customers. The Company's products and services address investment suitability and diversification, asset allocation recommendations, portfolio modeling and rebalancing, comprehensive accounting and portfolio performance reporting. The Company's revenues are realized primarily from fees charged to clients based on a percentage of managed assets and to a lesser extent from consulting fees for certain advisory services and licensing fees from its software products.

      Founded in 1986, the Company is an independent sponsor of privately managed accounts and asset allocation and wrap programs. The majority of the Company's revenues are derived from its individually managed wrap program, which the Company created and has administered since 1987. In addition to its traditional wrap program, since 1994 the Company has invested in developing a range of related technology-based services and has added staff to develop and support the Company's new products. The Company's products and services are designed to assist professional financial consultants in their efforts to market high quality, fully diversified portfolio management products. Through the use of technology, the Company assists third-party financial advisors such as banks, insurance companies and brokerage firms (collectively, "Institutional Channels") and independent financial planners ("Independent Channels") in allocating and diversifying a customer's investment portfolio across multiple asset classes and investments. With respect to Institutional Channels, the Company's products allow for a repeatable sales process which helps increase sales productivity while ensuring compliance with the Institutional Channels' corporate and regulatory policies.

      As of November 18, 1997, the Company had a staff of approximately 84 people, including approximately 35 professionals, and conducts business in a number of countries.
The Company has four subsidiaries: (i) Portfolio Management Consultants, Inc. ("PMC"), an investment advisory firm;
(ii) Portfolio  Brokerage Services,  Inc. ("PBS"), a broker/dealer;
(iii) Portfolio Technology Services, Inc. ("PTS"), which specializes in developing proprietary software for use in the financial services industry and (iv) ADAM Investment Services, Inc. ("ADAM"), an investment advisory firm which specializes in mutual fund asset allocation products. Unless the context otherwise requires, references herein to the Company include the subsidiaries and predecessors of the Company. The Company's principal executive office is located at 555 17th Street, 14th Floor, Denver, Colorado 80202 and its telephone number is (303) 292-1177.

The Offering

Common Stock offered by the Selling Shareholders             5,657,996 shares
Common Stock outstanding before the Offering                19,431,610 shares(1)
Common Stock outstanding after the Offering                 20,206,610 shares(2)

Use of Proceeds................................ The Company  will  receive none of the  proceeds  of  the  sale
                                                of  the  Shares.  See  "Use  of
                                                Proceeds."
___________________

(1) Does not include 3,816,000 shares of Common Stock reserved for issuance upon exercise of (i) certain warrants,
      (ii) options granted under the Company's prior Stock Option Plan for Employees, (iii) other options granted to employees and directors.
(2) Does not include 3,041,000 shares of Common Stock reserved for issuance upon exercise of (i) certain warrants,
      (ii)options granted under the Company's prior Stock Option Plan for Employees, (iii) other options granted to employees and directors.

                            RISK FACTORS

      An investment in the Common Stock involves a high degree of risk. Prospective investors are advised that they may lose all or part of their investment. Prospective investors should carefully review the following risk factors.

      Future Operating Losses May Result in Need for Additional Capital. The Company has incurred substantial losses since inception. The Company suffered a $4,001,000 loss for the year ended December 31, 1996, a $520,259 loss for the three months ended September 30, 1997, and a loss of $1,832,383 for the nine months ended September 30, 1997. Historically, the Company has not generated sufficient cash for its operations and has suffered cash flow shortages. The Company has heretofore derived working capital principally from borrowings and equity financings. In December 1996, the Company closed a private placement of its equity securities that generated approximately $7,500,000 of net proceeds, after payment of expenses of the offering and the repayment of approximately $2,500,000 of indebtedness. Through November 15, 1997, approximately $1.4 million of the net proceeds was pledged by the Company as collateral for a loan made to a limited liability company owned and controlled by the Company's Chief Executive Officer, approximately $1.8 million was used to pay aged accounts payable of the Company in late 1996 and early 1997 and approximately $1.3 million was used to fund the Company's other working capital and capital expenditure requirements during the first three quarters of 1997. See "Business -- Corporate History -- Phillips & Andrus LLC; KP3, LLC." In addition, on September 24, 1997, the Company closed a private placement of its equity securities primarily to facilitate the purchase of the ADAM business (the "ADAM Private Placement"). The Company anticipates that the balance of the proceeds from the December 1996 Private Placement and the balance of the proceeds from the ADAM Private Placement will be used for its working capital requirements for the fourth quarter of 1997 and the first quarter of 1998, and thereafter and for future capital investments by the Company. While the Company believes that the proceeds of the December 1996 and ADAM Private Placements will be sufficient to support its working capital requirements through at least the end of its current year and the first quarter of 1998, there can be no such assurance. If the proceeds are not sufficient to satisfy the Company's working capital requirements, the Company's future liquidity needs may be dependent upon the Company's ability to borrow funds and complete additional equity offerings, or to reduce operations, or both. There can be no assurance that financing will be available to the Company if and when needed.

      Limited Market for the Company's Common Stock May Adversely Affect Share Price and Liquidity. The Common Stock is not traded on an exchange or listed on The Nasdaq Stock Market ("Nasdaq"), but is quoted in the bulletin board of the over-the-counter market (the "OTC Bulletin Board"). Transactions in the Common Stock are subject to Rule 15c2-6 under the Exchange Act, which imposes certain requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Thus, Rule 15c2-6 may affect the ability of broker/dealers to sell Common Stock and thereby the ability of investors to sell their Shares in the secondary market. In addition, securities traded in the OTC Bulletin Board may be subject to more price volatility than securities listed on an exchange or Nasdaq. Due to the fact that the Common Stock is not listed on an exchange or on Nasdaq and the application of Rule 15c2-6, the trading volume of the Common Stock is extremely low. Consequently, there may be only a limited market for the Shares. In addition, the lack of trading volume may have an adverse affect on the price at which the Shares may be sold.

      The Common Stock was delisted from The Nasdaq Small Cap Market in February 1995 because the Company failed to satisfy the requirements for continued listing. Under listing requirements recently adopted by the National Association of Securities Dealers (the "NASD"), and submitted to the Commission, to be included in The Nasdaq Small Cap Market, among other requirements: (i) an issuer must have net tangible assets of $4,000,000 and (ii) its common stock must have a minimum bid of at least $4.00 per share. While the Company currently satisfies that net tangible assets requirement for inclusion on The Nasdaq Small Cap Market, it may not satisfy the minimum per share bid price within the foreseeable future unless it were to effect a reverse split of its Common Stock or its price per share were to appreciate sufficiently. On November 19, 1997, the last reported sale price of the Common Stock was $1.875. At the Company's Annual Meeting of Shareholders, expected to be held in December 1997, the Company will submit to its shareholders a 1 for 4 reverse stock split proposal. Such proposal must be approved by two-thirds of the holders of Common Stock entitled to vote at the
meeting. If approved and effectuated, the minimum bid for the Common Stock might exceed $4.00. There can be no assurance that the shareholders of the Company will approve such a plan. Moreover, even if such reverse stock split is accomplished and the common stock has a minimum bid that exceeds $4.00, future operating losses or acquisitions involving intangibles could result in reductions of the Company's net tangible assets below the minimum required for listing on The Nasdaq Small Cap Market.

      Company Revenues Would Be Adversely Affected by a Decline in the Stock Market and by Adverse Economic Conditions. The revenues of the Company are directly dependent upon the amount of assets managed or administered by Independent Channels and Institutional Channels using the Company's products and services. A decline in the market value of such managed assets or a downturn in general economic conditions could cause investors to cease using the products and services offered through the Company's distribution channels, including the Company's products and services, and could materially and adversely affect the revenues of the Company.

      ADAM Acquisition Contingent Payments. On September 24, 1997, the Company acquired all of the issued and outstanding common stock of ADAM in consideration for payment of $5,000,000 in cash at the closing and two earn-out payments on the first and second anniversary dates of the closing. The first earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $500 million, determined on the one-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million, plus interest thereon at a rate of 8.75%. The second earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $700 million, determined on the two-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million. These future contingent payments could have a material negative impact on the cash flows of the Company if anticipated assets under management and income levels are not achieved and operating costs are not contained at desired levels.

      The Company and its Customers Operate in a Very Competitive Market. In offering services through its Institutional and Independent Channels, the Company competes with other firms that offer wrap and managed account programs. These distribution channels in turn compete with banks, insurance companies, large securities brokers and other financial institutions which offer wrap and managed account programs to the public. The Company believes that firms compete in this market primarily on the basis of service, since the wrap fees charged by others are similar to those charged by the Company. Firms that compete with the Company in providing services to its Independent Channels and Institutional Channels have more financial resources and greater recognition in the financial community than the Company.
Competitors may reduce the fees charged for wrap and managed account programs or pursue other competitive strategies that could have an adverse impact on the Company. There are many alternatives to wrap programs that are being offered to the public, such as life cycle funds, asset allocation funds, portfolio strategies and third-party asset allocation services, and these services are competitive with those offered by the Company. As financial institutions continue to grow and build in-house asset administration service capabilities, some will be able to provide these services internally rather than using outsourcing providers. Competitors may succeed in developing products and services that are more effective than those that have been or may be developed by the Company and may also prove to be more successful than the Company in developing these products and marketing these services to third-party asset managers. See "Business -- Competition."

      The Company's Customers Are Under No Obligation to Use its Products. Most of the Company's gross revenues currently are generated by fees from the Company's Private Wealth Management investment advisory programs. The programs are provided by Institutional Channels and Independent Channels either under the Company's name or under the "private label" of such channel. These Institutional Channels and Independent Channels are under no obligation to continue to utilize the Company's programs. The Company's private-label relationship with Chase Investment Services Corp. ("CISC") accounted for approximately 18% of the Company's gross revenues during 1996. CISC recently restructured its business, which restructuring has materially and adversely affected the gross revenues derived from that relationship during 1996. While the Company has no reason to believe that its current investment advisory relationships will not continue to generate revenues for the Company consistent with prior years, other than that with CISC as discussed above, there can be no assurance that such will be the case. Assets under management for CISC and related revenues have remained stable since completion of the CISC restructuring.

      Failure to Manage Growth Effectively Could Strain Company Resources. Primarily to permit the Company to build its internal systems and to service product development for new relationships being established with Institutional Channels, and as a result of the ADAM acquisition, the number of persons employed by the Company increased from approximately 43 on March 31, 1996 to approximately 84 on November 19, 1997. A continuing period of rapid growth could place a strain on the Company's management, operations, financial and other resources. The Company's ability to manage its growth effectively will require it to continue to invest in its operational and other internal systems, and to retain, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's results of operations could be adversely affected. Potential investors should consider the risks, expenses and difficulties frequently encountered in connection with the operation and development of an expanding business. There can be no assurance that the Company will be able to manage effectively any future growth.

      There Is No Demonstrated Market for the Company's Software Products. The Company has spent substantial funds on research
and  development  of  software  products,   principally  Allocation
Manager(TM), an asset allocation software program that supports the sale and service of its asset allocation investment products and services. While the Company believes such software products will be effective in supporting its other products and services, there can be no assurance that such will be the case or that changes to or  interpretations  of existing  federal and state laws, rules and
regulations   will  not  adversely   affect  the  ability  of  such
software products to do so.

      The  Company  Is  Dependent  on  Third-Party  Suppliers.  The
Company's products are dependent upon the delivery of timely data updates, typically on a quarterly basis, from third-party providers. To the extent such updates are not made available to the Company on a timely basis, it would materially and adversely affect the Company's ability to deliver its products and related services.

      Loss of Key Personnel Could Adversely Affect Management, Product Development and Marketing Activities. The success of the Company is dependent upon the abilities of its executive officers. The loss of the Company's executive officers may have a material adverse affect on the Company's management, product development and marketing activities. See "Management."

      New  Government   Regulation  Could  Reduce  Demand  for  the
Company's Products and Services. The Company's business falls entirely within the securities industry, an industry which is heavily regulated by the federal and state governments. New regulatory changes affecting the securities industry could adversely affect the Company's business. In addition, as investment advisers and a broker/dealer, the Company's subsidiaries are subject to regulation by the Commission, the NASD and state regulatory agencies. Consequently, the Company could become subject to restrictions or sanctions from the Commission, the NASD or such state regulatory agencies. It is impossible to predict the direction future regulations will take or the effect of such regulations on the Company's business.

      The Company Is Controlled by a Small Group of Shareholders. As of November 18, 1997, the Company's executive officers, directors and affiliates of such persons beneficially own approximately 32.2% of the outstanding shares of Common Stock.
This group of shareholders therefore is in a position to exercise a substantial influence over matters submitted to the vote of the Company's shareholders. See "Description of Capital Stock."

      Dividends   Will  Not  Be  Paid  on  Common   Stock  for  the
Foreseeable Future. Payment of dividends by the Company on its Common Stock is contingent upon, among other things, future earnings, if any, the financial condition of the Company, capital
requirements,   general  business  conditions,  and  other  factors
which cannot now be predicted and, subject to the limitations described below, is in the discretion of the Board of Directors of the Company. In addition, no dividends may be paid on Common Stock unless dividends payable on Series A Preferred Stock (the
"Preferred  Stock")  are  current.   See  "Description  of  Capital
Stock -- Preferred Stock." As of September 30, 1997 the Company was in default in the payment of dividends on the Preferred Stock in the amount of $275,964. The Company has never paid dividends on the Common Stock and it does not intend to do so in the foreseeable future. See "Market for the Common Stock."

                          USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                    MARKET FOR THE COMMON STOCK

      Prior to February 1995, the Common Stock was traded on The Nasdaq Small Cap Market. See "Risk Factors -- Limited Market for the Company's Common Stock May Adversely Affect Share Price and
Liquidity."   The  Common  Stock   currently   trades  on  the  OTC
Bulletin Board under the symbol "PMCI." The following table shows the high and low bid prices and trading volume of the
Common  Stock  for  the  periods   indicated  as  reported  by  the
principal market maker in the Common Stock. These quotations reflect inter-dealer prices without retail markup, markdown, or commissions and may not necessarily represent actual transactions.


                    -------------------------------------------

                                          High Bid     Low Bid
                    -------------------------------------------
                    1995
                    -------------------------------------------
                    -------------------------------------------
                    First Quarter           $1.25      $0.6875
                    -------------------------------------------
                    -------------------------------------------
                    Second Quarter          $0.6875    $0.50
                    -------------------------------------------
                    -------------------------------------------
                    Third Quarter           $1.3125    $0.5625
                    -------------------------------------------
                    -------------------------------------------
                    Fourth Quarter          $1.625     $0.75
                    -------------------------------------------
                    -------------------------------------------

                    -------------------------------------------
                    -------------------------------------------
                    1996
                    -------------------------------------------
                    -------------------------------------------
                    First Quarter           $1.00      $0.625
                    -------------------------------------------
                    -------------------------------------------
                    Second Quarter          $1.8125    $0.9375
                    -------------------------------------------
                    -------------------------------------------
                    Third Quarter           $2.0625    $1.375
                    -------------------------------------------
                    -------------------------------------------
                    Fourth Quarter (1)      $2.00      $1.375
                    -------------------------------------------
                    -------------------------------------------

                    -------------------------------------------
                    -------------------------------------------
                    1997
                    -------------------------------------------
                    -------------------------------------------
                    First Quarter           $2.50      $2.00
                    -------------------------------------------
                    -------------------------------------------
                    Second Quarter          $2.50      $1.625
                    Third Quarter           $1.9375    $1.25
                    Fourth Quarter (2)      $1.875     $1.50
                    -------------------------------------------

                    ______________________________

(1) Does not reflect the private placement of 5,177,000 shares of Common Stock by the Company in December 1996 at a price of $2.125 per share.
(2) Through November 19, 1997.

      As of November 18, 1997 the Company had approximately 410 record holders of its Common Stock.

      The Company currently has outstanding a total of 138,182 shares of Preferred Stock. As of September 30, 1997, the Company was in default in the payment of dividends on the Preferred Stock in the amount of $275,964. The Company may not pay dividends on its Common Stock so long as it is in default in the payment of dividends on the Preferred Stock. The Company has proposed to its shareholders, including the holders of its Preferred Stock, an  amendment  to its  Articles  of  Incorporation  to convert  the
outstanding   Preferred   Stock  into  Common   Stock  on  a  basis
comparable to that effected with certain holders of the Preferred Stock in December 1996. See "Business -- Corporate History -- December 1996 Restructuring." Such amendment will require the approval of two-thirds of the holders of the outstanding Preferred Stock and two-thirds of the holders of the outstanding Common Stock voting as separate classes at the annual meeting of the Company's shareholders, expected to be held in December, 1997.

    The Company has never paid dividends on the Common Stock and currently intends to retain all future earnings, if any, for the continued growth and development of its business and has no plans to pay cash dividends in the future. Any change in the Company's dividend policy will be made in the discretion of the Company's
Board  of  Directors  in light of the  Company's  future  earnings,
financial  condition  and  capital   requirements  and  of  general
business   conditions   and  other   factors  that  cannot  now  be
predicted.

                MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion provides information that the Company believes is relevant to an assessment and understanding of its results of operations. It should be read in conjunction with the Financial Statements and Notes included elsewhere herein. This discussion contains "forward looking statements" within the meaning of the federal securities laws, including statements regarding opportunities for growth from expanded use of existing distribution channels and expanded use by existing distribution channels of the Company's products and services and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause results to differ materially from those expressed  in the  statements.  For  more  information,  see  "Risk
Factors."


General

      The Company develops, markets, and manages sophisticated investment management products and services. Not a money manager itself, the Company provides products and services to facilitate the selection and/or monitoring of unaffiliated money managers or mutual funds for customers of the Company's distribution channels depending upon the size, sophistication and requirements of such customers. The Company's products and services address investment suitability and diversification, asset allocation recommendations, portfolio modeling and rebalancing, comprehensive accounting and portfolio performance reporting. The Company's revenues are realized primarily from fees charged to clients based on a percentage of managed assets and to a lesser extent from consulting fees for certain advisory services and licensing fees from its software products. Fees based upon managed assets typically range from 20 to 250 basis points per year, based upon a number of factors such as the size of account and scope of services provided. At the present time, the principal factors affecting the Company's revenues are whether the Company adds or loses clients for its investment management services, the performance of equity and fixed income markets, and the type and size of accounts managed by the Company and related differences in fees charged.

Results of Operations

Three Months Ended September 30, 1997, Compared to Three Months Ended September 30, 1996 and Nine Months Ended September 30, 1997, Compared to Nine Months Ended September 30, 1996

      Revenues were $3,454,000 for the quarter ended September 30, 1997, compared to $2,483,000 for the corresponding quarter in 1996, an increase of 39%. Revenues were $9,306,000 for the nine months ended September 30, 1997, compared to $7,692,000 for the corresponding nine months in 1996, an increase of 21%. The increase was attributable primarily to investment management fees generated from new institutional client relations. In addition, asset based fees increased in direct proportion to increases in the stock market. Revenues related to these new relationships are based upon a percentage of assets under management using the Company's products and services. Much of the new business is from distribution channels that pay the Company only its net portion of the fees, and does not include the fees for third parties (i.e., portfolio managers, solicitors, brokerage or custody). Historically, fees paid to the Company through its primary distribution channels included fees payable for these other services. When the Company acts in the capacity of vendor, consultant or sub-advisor to another entity that is either a registered investment advisor or exempt under the law, the Company is likely to be paid only its portion of the total client fee. When the Company acts in the capacity of investment advisor, it is more likely to collect the gross fee paid by the client and then pay investment manager and other third party fees.

      Investment Manager and Other Fees were $1,703,000 for the quarter ended September 30, 1997, compared to $1,393,000 for the corresponding quarter in 1996, an increase of 22%. Investment manager and other third party fees were $4,437,000 for the nine months ended September 30, 1997, compared to $4,225,000 for the corresponding nine months in 1996, an increase of 5%. Such expenses increased as a result of new business and the need to allocate additional resources to service such new business. However, as discussed above, direct expenses did not increase in proportion to revenues as certain of these revenues are recognized on a net basis to the Company. In addition, asset based direct expenses increased in direct proportion to increases in the stock market.

      The Net of Investment Manager and Other Fees from Total Revenues was $1,752,000 for the quarter ended September 30, 1997, compared to $1,090,000 for the corresponding quarter in 1996, an increase of 61%. The margin was $4,868,000 for the nine months ended September 30, 1997, compared to $3,467,000 for the corresponding period in 1996, an increase of 40%. These increases are explained above under Revenues and Direct Expenses.

      Operating Expenses were $2,272,000 for the quarter ended September 30, 1997, compared to $2,021,000 for the corresponding quarter in 1996, an increase of 12%. Operating expenses were $6,700,000 for the nine months ended September 30, 1997, compared to $5,581,000 for the corresponding nine months in 1996, an increase of 20%. These increases were due primarily to an increase in salaries and benefits which increased 31% for the nine month period, and general and administrative costs which increased 49% for the nine month period. Personnel and the related operating costs increased to support the expansion of the Company's products and services, the development of internal systems and the servicing of several new distribution channels and customers.

      The total number of Company employees at November 12, 1997 was 84 including employees transferred from ADAM, as compared to 50 at September 30, 1996. Clearing charges and user fees decreased by 30% for the nine month period as a result of the implementation of a new in-house trading system and termination of an outside service bureau. Advertising and promotion increased by 26% for the nine month period as a result of development and support of new distribution channels. Product development costs increased by 90% for the nine month period as a result of implementation on a new portfolio accounting system and maintenance of proprietary software. Interest costs for the nine month period decreased by 89% as a result of the repayment of a note payable. Depreciation and amortization increased by 66% for the nine month period as a result of a general increase in the level of fixed assets. The Company believes continued expansion of its operations is essential. As a consequence, the Company intends to continue to increase operating expenditures.

      Income   Taxes  Based  on  current   estimates  of  operating
results, the Company expects its effective tax rate to be -0- for 1997.

      Net Loss The Company recorded a net loss of $520,000 for the quarter ended September 30, 1997 as compared to $931,000 for the same period in 1996, a decrease of 44%. The net loss was $1,832,000 for the nine months ended September 30, 1997, compared to $2,114,000 for the corresponding nine months in 1996, a decrease of 13%. The Company recorded a net loss of $520,000 for the quarter ended September 30, 1997 as compared to $734,000 for the quarter ended June 30, 1997, a decrease of 29%. For the quarter ended September 30, 1997, the net loss before interest, taxes, depreciation and amortization was $197,000 as compared to $685,000 for the corresponding quarter in 1996, an improvement of 71%.

The improvement in earnings was the result of revenues growing at a faster pace than direct and operating expenses. Also, certain product development costs that the Company had not previously incurred, amounting to $594,000, were capitalized during the quarter ended September 30, 1997. (See Note 1 to the Financial Statements attached) Capitalizing such costs directly impacts the earnings of the Company. However, revenues from new business continue to be less than operating expenses resulting in a net loss in the current period ended September 30, 1997.

1996 Compared to 1995

      Revenues. Investment management fees for 1996 were $9.63 million, compared to $8.63 million in 1995. The increase of $1 million or 12% for 1996 over 1995 was due primarily to an increase in assets under management. Trading income for 1996 decreased approximately 52% from $94,948 in 1995 to $44,787 in 1996, primarily because the Company stopped receiving payments for order flow in 1996. Other income (which consists primarily of 12b-1 fees and interest income) decreased approximately 8% from $444,643 in 1995 to $407,102 in 1996, primarily because the principal balance of the Company's note receivable decreased and a lower portion of managed assets were held as cash balances (thereby resulting in lower 12b-1 fees).

      Investment Manager and Other Fees. Investment manager and other fees increased $0.44 million or 9% from $5.14 million in 1995 to $5.58 million in 1996. The increase was due primarily to an increase in assets under management.

      Salaries and Benefits; General and Administrative. Salaries and benefits increased nearly $0.97 million to nearly $3.49 million for 1996 from $2.52 million for 1995. The increase was due primarily to the increased staffing requirements associated with the development, release and support of the Company's new products. At December 31, 1996 the Company employed approximately 53 employees as compared with approximately 43 employees at December 31, 1995. New staff was added in the areas of marketing, sales, software programming and systems support. General and administrative expense increased $53,117 to $845,767 for 1996 from $792,650 for 1995. The increase was due primarily to costs related to increased staffing.

      Advertising and Promotion. Advertising and promotion expense increased $200,664 to $830,140 for 1996 from $629,476 for 1995. The increase was due primarily to increased costs associated with the development, release and support of the Company's new products, including increased costs in such areas as telecommunications, printing, reference materials and publications. The Company also increased its expenses for marketing seminars and conventions, incurring approximately $306,000 in such expenses during 1996 compared to $113,000 during the same period in 1995.

      Software Development Costs. Software development costs increased $75,592 to $132,392 for 1996 from $56,800 for 1995.
These costs related primarily to the Company's implementation of a portfolio accounting system and the customization and maintenance of the Company's proprietary software. The portfolio accounting system is not expected to be fully operational until the third quarter of 1997. The Company anticipates that costs paid to outside venders for portfolio accounting services will decrease upon implementation of this system and that costs for software development for this purpose will decrease after this system has been implemented. The Company will continue to incur software development costs for the customization and maintenance of the Company's proprietary products and in connection with the amortization of software development costs previously capitalized by the Company.

      Settlement Expense. Settlement expense (which represents the refund of principal trading profits and related interest due in connection with the settlement of an investigation of the Company by the Commission) decreased $310,000 to $155,000 for 1996 from $465,000 for 1995. The Company will not incur any settlement expense in 1997. See "Business -- Corporate History -- SEC Investigation and Settlement."

      Other  Expense.   Occupancy  and  equipment  costs  increased
$0.67 million to nearly $1.15 million for 1996 from $0.48 million for 1995. The increase was due primarily to the increased costs associated with the implementation of a brokerage trading system, the purchase and development of the portfolio accounting system referred to above and the development, release and support of the Company's new products, with approximately 55% of this increase attributable to the addition of non-capitalized hardware and
software.   The   Company's   expenses   also   reflect   increased
equipment leases and an annual adjustment to the Company's office lease for common operating costs. Clearing charges and user fees increased $46,724 to $813,239 for 1996 from $766,515 for 1995.
The increase resulted from increased trading activity in the Company's managed assets. Professional fees increased $278,226 to $763,086 for 1996 from $484,860 for 1995. The increase was due primarily to the completion and release of the Company's new products, the development of new sales and marketing agreements, and the regulatory and compliance issues associated with these new products and relationships. Legal and accounting fees were also incurred in connection with settlement of the Commission's investigation of the Company, ensuring regulatory compliance by the Allocation Manager(TM) mutual fund software program and in the establishment of complex relationships with several new clients. The Company expects only minimal fees to be incurred in 1997 in connection with the Commission's investigation of the Company.

Liquidity and Capital Resources

      At September 30, 1997, the Company had cash of $3,465,000, a substantial portion of which was held in short-term interest bearing accounts, including restricted cash of $1,890,000. (See
Note 2 to the Company's Financial Statements)

      For the nine months ended September 30, 1997, cash used in operating activities was $3,080,000. This was due primarily to net operating losses sustained. Also, as a result of the ADAM acquisition, accounts receivable, prepaid expenses, accounts payable, accrued expenses and deferred income increased. In addition, accounts receivable and deferred revenues increased as a result of new business. Cash used in investing activities was $6,997,000. Cash used in investing activities was the result of goodwill generated from the ADAM acquisition and capital expenditures incurred as a result of business expansion. Cash provided by financing activities of $7,044,000 was primarily related to the private placement of common stock.

      ADAM Acquisition. On September 24, 1997, the Company completed the acquisition of ADAM, a financial services and investment advisory company headquartered in Atlanta, Georgia. ADAM has provided investment consulting services to institutional investors since 1980. ADAMS's primary services are based around mutual funds. ADAM offers 17 model portfolios constructed using no-load mutual funds and funds available at net asset value. These "standard" portfolios consist of 5 global tactical asset allocation portfolios, 5 global strategic asset allocation portfolios and 7 asset class portfolios that concentrate on narrow asset class groups. ADAM also has 5 strategic asset allocation portfolios constructed using mutual funds that invest in companies that are identified as operating in a socially responsible manner. ADAM's mutual fund portfolios are also offered as options for use by 401(k) plans and with several insurance companies within variable life and variable annuity contracts. ADAM currently has a staff of approximately 16 people who are located in its corporate headquarters in Atlanta, Georgia and in the Company's headquarters in Denver, Colorado. ADAM has one wholly-owned subsidiary, Optima, which it acquired in 1995. Optima provides mutual fund wrap services to clients.

      The agreement providing for the acquisition of ADAM by the Company provided that the Company would acquire all of the outstanding capital stock of ADAM for up to $9.0 million in cash and up to $200,000 in Common Stock if certain conditions are met over time. In addition, the Company agreed to assume the normal operating liabilities of ADAM at closing of the acquisition, estimated to be approximately $1.6 million. At the closing of the ADAM transaction, the Company paid $5,000,000 in cash and agreed to make two earn-out payments on the first and second anniversary dates of the closing. The first earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $500 million, determined on the one-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million, plus interest thereon at a rate of 8.75%. The second earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $700 million, determined on the two-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million. ADAM is now a wholly owned subsidiary of the Company, and the Company anticipates that ADAM will continue to operate as a wholly owned subsidiary of the Company in the near future.

      In connection with the ADAM acquisition, on September 24, 1997, the Company sold 4,882,996 shares of its Common Stock in the ADAM Private Placement at a price of $1.50 per share. The proceeds from this transaction, after deducting expenses relating to the issuance of the Common Stock, were approximately $6,500,000, of which the Company used $5,000,000 to purchase ADAM at the ADAM closing. The additional $1,500,000 is currently being used by the Company for working capital purposes. The Company anticipates that the balance of the proceeds from the ADAM Private Placement will be used for its working capital requirements for the last quarter of 1997, the first quarter of 1998, and thereafter and for future capital investments by the Company.

      Most of the Company's ongoing losses and additional cash flow requirements relate to its addition of staff and incurrence
of  capital   expenditures  in  anticipation  of  establishing  new
distribution   relationships  and,  more  recently,  the  increased
spending in integrating the ADAM business in the Company. The Company recognizes that there generally is a substantial delay between when such relationship costs as these are incurred and when the related revenues are recognized. While there can be no assurance such will be the case, the Company anticipates that its use of cash will increase marginally in the fourth quarter of 1997 and the first quarter of 1998 before decreasing in the second and third quarters of 1998 as cash is received from any new distribution relationships that are established and the ADAM business is fully integrated into the Company. Future cash needs will depend largely upon the Company's success in developing new customer relationships that result in increased assets managed
using   the   Company's   products   and   services.    See   "Risk
Factors -- Future  Operating  Losses May Result in Need for Additional
Capital."

      The  Company's   operating  losses  incurred  over  the  last
several years resulted in the need for significant funding. During the first three quarters of 1996, the Company borrowed an
aggregate  of  $1.8  million   from   Bedford   Capital   Financial
Corporation ("Bedford") and received an additional $1.0 million from the private placement of debt securities. These financings were in addition to $1.2 million borrowed by the Company from
Bedford in July 1995 and $482,500 received by the Company from the private placement of debt securities in late 1995 and early
1996.  In  November  1996,  the  Company   borrowed  an  additional
$250,000 as bridge financing to fund working capital shortfalls through the completion of a private placement of Common Stock. See "Business -- Corporate History." The loans from Bedford, the private placements, and the bridge financing each involved the issuance of warrants to purchase Common Stock.

      Private Placement and Restructuring. In December 1996 the Company completed a private placement of 5,177,000 shares of Common Stock at a price of $2.125 per share. Also in December 1996, the Company completed a restructuring of its debt and a partial restructuring of its outstanding Preferred Stock. The restructuring involved (i) the payment of all outstanding interest on the Bedford loans, the repayment to Bedford of $1,976,250 of outstanding principal on the Bedford loans, the exercise by Bedford of warrants to purchase 1,023,750 shares of Common Stock and the delivery by Bedford of canceled promissory notes in the amount of $1,023,750 in satisfaction of the exercise price of the warrants, the cancellation of Bedford's remaining warrants, and the issuance to Bedford of new warrants to purchase up to 150,000 shares of Common Stock at an exercise price of $2.125 per share; (ii) the issuance of 1,500,000 shares of Common Stock upon the exercise of warrants issued to investors in connection with the Company's private placement of promissory notes and warrants in December 1995/January 1996 and May/June 1996 and the delivery of canceled promissory notes in the aggregate principal amount of $1,500,000 in satisfaction of the exercise price of such warrants, payment by the Company of all interest  accrued on such notes as of the  exercise  date,  and the issuance  of  new  warrants  to  purchase  an  aggregate  of  up to
150,000  shares  of  Common  Stock  to  such  investors;  (iii) the
repayment   of  the  November   1996  bridge  loan,   and  (iv) the
conversion of 173,120 shares of Preferred Stock into 238,043 shares of Common Stock, resulting in a reduction in the Company's cumulative dividend obligation to the holders of Preferred Stock from $583,576 as of September 30, 1996, to $322,700 as of
December 31, 1996. The conversion of additional shares of Preferred Stock into Common Stock was effected in January 1997.

      As a result of the private placement and  restructuring,  the
Company's   shareholders'   equity   increased  from  a  $4,047,682
deficit at September  30, 1996 to  $6,544,684  at December 31, 1996
and  cash   increased  from  $701,160  at  September  30,  1996  to
$6,499,000 at December 31, 1996. Through September 30, 1997, approximately $1.9 million of the net proceeds was pledged by the Company as collateral for a loan made to a limited liability company owned and controlled by the Company's Chief Executive Officer, approximately $1.8 million was used to pay aged accounts
payable   of  the   Company   in  late  1996  and  early  1997  and
approximately $1.3 million was used to fund the Company's other working capital and capital expenditure requirements during the first quarter of 1997. See "Business -- Corporate History -- Phillips & Andrus LLC; KP3, LLC."

      Uses of Cash.  Between  December 31, 1996,  and September 30,
1997,  cash and  cash  equivalents  decreased  from  $6,499,000  at
December  31,  1996  to   $3,465,000   ($1,575,000   of  which  was
unrestricted) at September 30, 1997 as the Company made capital investments into furniture, fixtures and product development and
reduced  other   liabilities  and  accounts   payable.   Investment
management fees receivable increased $1,435,000 during the period primarily as a result of the accrual of fees due from the new
relationships   being  established  with  Institutional   Channels.
Other assets and liabilities have increased as a result of the ADAM acquisition and in conjunction with the increase of sales volume. See " -- Results of Operations -- Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996."

      In January 1997, the Company provided assistance to Mr. Phillips, the Company's President and Chief Executive Officer, by pledging cash collateral in the amount of $1,890,000 to a bank in connection with the bank's loan to KP3,  LLC  ("KP3"),  a company
owned  and  controlled  by Mr.  Phillips.  The loan was made to KP3 for the purpose of  financing  payment of the  deferred  portion of the purchase  price of  1,643,845  shares of the  Company's  Common
Stock owned by KP3 that were purchased from Mr. Marc Geman, a former officer of the Company, at the time he terminated his
association   with   the   Company   (the   "KP3   Shares").    See
"Business -- Corporate   History -- SEC  Investigation  and  Settlement."
The  Company  agreed to provide  collateral  for the loan for up to two years and to lend  funds to KP3 to  service  interest  payments on the loan during that period. The pledge by the Company of collateral for the loan permitted the deferred portion of the purchase price of the Company's Common Stock to be paid to Mr. Geman, thereby eliminating the possibility that Mr. Geman could reacquire a substantial stock ownership in the Company. See "Business -- Corporate History -- Phillips & Andrus, LLC; KP3, LLC." To date, the Company has lent $96,000 to KP3 specifically to
service   interest   payments  on  the  loan.  KP3  has  agreed  to
reimburse  the Company for all amounts  paid by the Company  toward
the  loan  or  for  collateral  applied  to  the  loan,   including
interest at an annual rate of 9% and has granted the Company a security interest in the KP3 Shares. Such loan was restructured through a different bank on October 1, 1997. In connection therewith, the collateral pledge by the Company in connection with the loan was reduced to $1,400,000 and the Company released 350,000 of the KP3 Shares previously held as collateral. The new loan due date is December 31, 1998.

      Capitalized Software Development Costs. The Company has incurred significant costs during the past several years in
developing   internal   operational   systems  and  in  developing,
marketing  and  supporting  its  proprietary   Allocation  Manager(TM)
investment advisory software for use by professional financial consultants and expects to have continuing costs in 1997 relating to the  enhancement  of  Allocation  Manager(TM).  Prior to  achieving
technological   feasibility   in   1995,   the   Company   incurred
approximately  $50,000 in  research  and  development  costs  after receiving  the  products  from  the  unrelated  individuals.  These costs  have  been  included  in the  statement  of  operations  for
1995. All subsequent costs incurred directly related to the development of the software were capitalized. Capitalized costs are being amortized over the economic life of the software, which
in  this  case  is  three  years.   The  Company's   policy  is  to
capitalize all software costs incurred in developing computer software products until such products are available for release to  customers.  Subsequent  cost  incurred to enhance and  redesign
existing    software    products   are    capitalized    and   such
capitalization  ceases  when the  enhanced or  redesigned  products
are  released.   It  is  the  Company's   policy  to  amortize  and
evaluate    software    for    net    realizable    value    on   a
product-by-product  basis.  The software became available for sale,
subject  to  enhancement  and   customization,   during  1996.  The
Company's  plans  to  generate   revenues  from  this  product  are
four-fold: license fees, customization fees, a continuing fee equal to a percentage of assets under management of the end users purchasing such software, and annual maintenance fees. . Costs of maintenance and customer support are charged to expense when the related revenue is recognized, or when those costs are incurred, whichever occurs first.

      The Company has also capitalized the acquisition costs of software acquired from third parties in connection with the
development   of   its   internal   systems.   See   " -- Results   of
Operations -- 1996 Compared to 1995 -- Software Development Costs."

      Other Matters. In seeking to capture greater market share, the Company has introduced restructured and unbundled pricing which in some instances results in lower pricing for some of its services in certain of its distribution channels. The Company may make additional adjustments in the future. As a result of the restructured pricing, gross revenues as a percentage of assets under management may decrease.

      The Company  anticipates  that it will continue to experience
operating   losses  until  such  time,   if  ever,   as  investment
management fees from managed assets and consulting and license fees increase sufficiently to cover the Company's increasing
operating  expenses.   While  the  Company  believes  that  it  has
sufficient   capital   resources   to  meet  its  ongoing   funding
requirements,   until  its   products  and  services  can  generate
sufficient revenues to offset costs, there can be no assurance that the Company's products and services will be successful, that they will generate adequate revenue to meet the Company's capital needs or that the Company will become profitable in the future. See "Risk Factors -- Future Operating Losses May Result in Need for Additional Capital."

                              BUSINESS

Industry Overview

      The financial services industry has been one of the fastest growing sectors in recent years. As the industry has grown, a substantial shift from commission and transaction-based products to advisory and fee-based products has occurred. Evidenced most clearly in the popularity of mutual funds, consumer demand for investment advice and services in connection with managed asset products has increased enormously over the past 10 years. The mutual fund industry has grown from 1,528 funds encompassing $495 billion of assets in 1985 to over 8,000 funds encompassing $3.2 trillion of assets in 1996. Increasingly, investors are looking for expertise to assist them in understanding the range of
investment   products  that  are  currently   marketed.   As  such,
managed account programs, such as asset allocation and wrap accounts which assist investors in developing and implementing appropriate investment strategies, have grown significantly to service this segment of the marketplace. Wrap programs, which
offer   a    highly-personalized,    fee-based   (as   opposed   to
commission-based) platform for financial management, have grown to nearly $140 billion in assets at year-end 1996.

      In recent years, there have been two principal objectives in the development and marketing of asset allocation and wrap programs. First, to improve customer service, programs were developed offering asset allocation and professional money management services that would better position a customer's investment portfolio. Asset allocation is believed to be a significant determinant of successful long-term investment performance. In addition, by consolidating the numerous investment services, costs of portfolio management can often be reduced as compared to purchasing individual services in traditional a la carte fashion. The second reason for developing these programs was to shift customer assets from dormant custody accounts, which traded periodically and without predictability, into predictable revenue producing assets for the sponsoring firm. In developing a "trust building" product, wrap program sponsors provide the following four basic functions for a customer in addition to money management, brokerage and custody services: (i) customer evaluation, (ii) asset allocation and investment policy development, (iii) investment management evaluation and selection, and (iv) quarterly monitoring and reporting services.

      As  wrap  programs   have  grown  in  size  and   popularity,
investment   portfolio   managers  (those  that  manage  individual
accounts   consisting   of  stocks  and  bonds)  and  mutual   fund
distributors   are  increasing  their   involvement   within  these
programs. These programs give money managers and mutual funds the ability to market themselves and participate in distribution channels of financial planners, which in turn provide them with the opportunity to increase their assets under management. With
attention   rapidly   shifting  to   long-term   asset   allocation
strategies,    consultant   wrap   assets,    assets   managed   by
professional money managers, have grown from $60 billion in 1993 to $103 billion at year end 1996, while mutual fund wrap assets have grown from $8 billion in 1993 to $36 billion by year end 1996. In 1988, assets in these wrap programs were estimated at less than $2 billion.

Background of the Company

      Founded in 1986, the Company is an independent sponsor of privately managed accounts and asset allocation and wrap programs. The majority of the Company's revenues are derived from its individually managed wrap program, which the Company created and has administered since 1987. In addition to its traditional wrap program, since 1994 the Company has invested in developing a range of related technology-based services and has added staff to develop and support the Company's new products. The Company's products and services are designed to assist professional financial consultants in their efforts to market high quality, fully diversified portfolio management products. Through the use of technology, the Company assists third-party financial advisors such as banks, insurance companies and brokerage firms (collectively, "Institutional Channels") and independent financial planners ("Independent Channels") in allocating and diversifying a customer's investment portfolio across multiple asset classes and investments. In respect to Institutional Channels, the Company's products allow for a repeatable sales process which helps increase sales productivity while ensuring compliance with the Institutional Channels' corporate and regulatory policies.

      The Company has a staff of approximately 84 people, including approximately 35 professionals, and conducts business in a number of countries. The Company has four subsidiaries:
(i) Portfolio Management Consultants, Inc., an investment advisory firm that is registered with the Commission and is registered or exempt from such registration in all U.S. jurisdictions;
(ii) Portfolio Brokerage Services, Inc., a broker/dealer registered with the NASD and all U.S. jurisdictions;
(iii) Portfolio Technology Services, Inc., which specializes in developing proprietary software for use in the financial services industry; and (iv) ADAM Investment Services, Inc., an investment advisory firm which specializes in mutual fund asset allocation products.

Products and Services

Portfolio Management Consultants, Inc.

      Portfolio Management Consultants, Inc. ("PMC"), a wholly owned subsidiary of the Company, currently has four discrete but vertically integrated product lines. Each product offered by PMC
is  designed  to  assist  professional   financial  consultants  in
various  aspects  of  their   business.   The  four  services  are:
(i) Private Wealth Management(TM), PMC's individually managed asset and wrap account program, (ii) Allocation Manager(TM), a mutual fund asset allocation program available both on paper and through the Company's proprietary software that provides comprehensive and detailed investment suitability analysis, recommended allocation of assets, portfolio modeling and rebalancing, and comprehensive portfolio performance reporting, (iii) Managed Account Reporting
Services,   a  portfolio  accounting  and  reporting  service  that
operates  as  a  service  bureau,   and  (iv) Style   Manager,   a
discretionary  money  management  program,  using style index funds
and  mutual   funds,   that  offers  equity  style   rotation.   In
addition,   PMC  provides   consulting  services  to  Institutional
Channels and high net worth customers.

      Private Wealth Management(TM)

      Private    Wealth     Management(TM),     PMC's    multi-manager
institutional wrap program, has historically been PMC's largest revenue producer. Targeted toward customers with high net worth (typically having a portfolio larger than one million dollars),
Private   Wealth   Management(TM)   assists   financial   planners  in
assembling a  custom-selected  team of professional  money managers
which   precisely   matches  an  individual   investor's   personal
investment goals, risk tolerance, and objectives.

      Each portion of an individual's portfolio (allocated into asset classes such as equity, fixed income and cash, and asset sub-classes such as value, growth, large cap, small cap, and
emerging   markets)   is   managed   by   a   carefully    selected
institutional money management firm that has been chosen from PMC's list of recommended managers as best suited to match an investor's investment philosophy within a specific discipline.
An important and proprietary component of the Private Wealth Management(TM) program involves the basis of selection of these money managers. PMC currently recommends a number of independent money  managers for its Private  Wealth  Management(TM)  multi-manager
program,   representing  a  diverse  range  of   philosophies   and
styles.  These  managers are chosen based  largely on  quantitative
analysis    emphasizing     return-based,     multi-factor    style
benchmarking.  High  correlation  to benchmark  indices,  supported by positive alpha,  are necessary to meet the "Preferred"  standard
for   manager   recommendations.   Also   considered   in   manager
evaluations are historical performance, investment philosophy and style, disciplines, employee turnover, rate of growth, accounts gained or lost, and industry reputation. To help a customer choose and understand investment options, PMC provides detailed
profiles   on  money   managers   in  the   context  of  style  and
methodology   to  achieve   maximum   investment   diversification.
Additionally, PMC will provide guidance on the termination of existing managers and the rebalancing of the customer's assets. The Company considers periodic portfolio rebalancing decisions to be an extremely  important  determinant  of long-term  performance.
Thus,  several   rebalancing   options  are  offered  within  PMC's
private account programs.

      Private Wealth Management(TM) is marketed under both the PMC label and private labels. Institutional Channels currently using
private-label   versions  of  Private  Wealth  Management(TM)  include
Chase Investment Services Corp.,  National Financial  Correspondent
Services  ("NFCS"),   the  wholly-owned  brokerage  and  securities
clearing subsidiary of Fidelity Management and Research, Israel Discount Bank of New York, Ernst & Young LLP, Republic National Bank
of New York, TO Securities, Inc., an affiliate of Toronto Dominion Bank and Cowen & Company. The relationship with Ernst &
Young  also  encompasses   institutional   consulting,   Allocation
Manager(TM)   services,   and  Managed   Account   Reporting   Service
("MARS").    Additionally,    PMC   distributes    Private   Wealth
Management(TM) under its own name through thirty financial planning broker-dealers and investment advisors representing more than
10,000  registered  sales  professionals.   To  support  the  sales
process,    the    Company    employs   a   staff   of    marketing
representatives.  The  Company  has  a  joint  marketing  agreement
with  Schwab  Institutional  Management  ("Schwab"),   pursuant  to
which a  specialized  version  of the  Private  Wealth  Management(TM)
program  is  marketed  to  independent   investment   advisors  who
utilize the services of Schwab. Currently, PMC is servicing Institutional Channels in the United States, Canada and seven Latin American countries with many institutional money managers participating in the Company's wrap programs.

      Allocation Manager(TM)

      Allocation  Manager(TM),  introduced  in  late  1995  and  as an
operating   product   during  the  third  quarter  of  1996,  is  a
Windows-based  software  program.  The  program is  designed to aid
in  the   solicitation,   sale,  and  servicing  of  mutual  funds,
variable  annuities,   offshore   investments  and  other  selected
financial   products.   A   highly-flexible   program   based  upon
theories  of  mass  customization,   Allocation  Manager(TM)  has  the
capability  of  being  tailored  for  use  by  specific   financial
distribution channels having their own proprietary product mix. This product assists in guiding a wide range of investors through the complex process of choosing an appropriate combination of mutual funds.

      Allocation Manager(TM) was built with the intention of being customized by PMC's existing and prospective clients, many of whom have proprietary families of mutual funds. As a result,
Allocation  Manager(TM)  supports a broad range of financial  products
and  programs,   both   domestically  and  globally,   and  can  be
customized  to  the  individual   requirements   of   Institutional
Channels. Customized versions of Allocation Manager(TM) have been created for Chase Investment Services Corp., Ernst & Young LLP, Republic National Bank of New York, MONY Securities Corporation, Texas Commerce Bank and others.

      A version of Allocation Manager(TM), called Fund Counselor, is being marketed by NFCS. Under the Fund Counselor program, NFCS will provide brokerage, clearing and custodial services and will make the program available to its more than 225 bank, insurance and financial planning broker/dealers. Allocation Manager(TM) is being distributed through the Schwab system pursuant to a joint
marketing   agreement.   It  is  also  being  made   available   to
correspondents of EVEREN Clearing Corp. In addition, PMC is currently pursuing similar relationships with other substantial distributors and securities clearing firms.

      Based upon (i) the substantial growth in the mutual funds industry over the last 15 years, (ii) investor trends in mutual
fund  investment  and   (iii) industry   expectations,   management
believes PMC's existing expertise and operations will permit a smooth integration of this new program with existing products and services offered by the Company while expanding and diversifying
the   distribution   channels  for  such   products  and  services.
Because the program also provides educational tutorials, training modules and dynamic portfolio modeling, Allocation Manager(TM) is much more than simply a "front-end" sales tool. It can be positioned as a technology sale with licensing revenues to PTS or it can be positioned, subject to applicable regulatory guidelines and restrictions, as an investment management tool, allowing PMC to receive asset-based pricing.

      Managed Account Reporting Services

      Management believes that as a result of the growth within the fee-based financial advisory segment of the industry over the past ten years, many institutions have been seeking ways to improve their reporting capabilities. The Company's MARS is used by financial professionals in providing customers with the increasingly important value-added services of portfolio performance reporting and cost-based tax accounting. Essentially a service bureau/data processing service, MARS leverages a PMC core competency, allowing PMC to sell, on a stand alone basis, its attractive monthly and quarterly reports.

      MARS provides detailed statements that include comprehensive management reporting, account reconciliation and cost-based accounting on a full-accrual basis. In addition, PMC provides full color, quarterly performance reports detailing the investor's objectives and performance of each investment strategy, money manager or mutual fund, as well as the entire portfolio.

      During 1996 PMC entered into an agreement with National Financial Services Corporation, an affiliate of Fidelity Management and Research ("NFSC"), to manage NFSC's newly created performance reporting service called MAPS Tool Box ("MAPS"). MAPS provides NFSC's correspondents with access to high quality, quarterly performance reports and tax lot, cost basis and fully accrued account statements. This service is targeted at high net worth investors managed by financial planners and financial consultants who use the securities clearing services of NFSC. MARS is also being marketed within the Schwab system to the many investment advisors that use Schwab's custodial services. Effective October 1997, the Company began providing MARS reports to clients of Scotia McLeod, Inc. through a third party vendor agreement with Infowise, Inc.

      Style Manager   Asset Management Products

      Style Manager   is a family of discretionary  asset management
products which recommend strategies for the periodic rebalancing of both institutional and retail investor portfolios. Through the use of Style Manager , clients' portfolios are periodically rebalanced through the rotation of U.S. equity styles (i.e.,
growth   and   value   companies   and   large,   mid   and   small
capitalization   companies),   with  the   intention  of  capturing
superior   performance   that  results  from  taking  advantage  of
certain   cyclical  sector   inefficiencies   in  the  U.S.  equity
markets. Recommended shifts in equity allocations are designed to move assets away from under-performing sectors into those
likely  to  perform  best.   Although  Style  Manager     recommends
shifts  within  the U.S.  equity  markets,  it does  not  recommend shifts between macro asset classes such as stocks, bonds and cash, thus the program is not a market timing program as the term
is generally used.  Currently,  three Style Manager    versions have
been developed.

Portfolio Brokerage Services, Inc.

      Portfolio Brokerage Services, Inc. ("PBS"), a wholly owned subsidiary of the Company, is registered as a broker/dealer with the NASD and in all U.S. jurisdictions. PBS executes security
transactions  for  certain  of  PMC's  privately   managed  account
programs  on  behalf  of  its  customers   through  the  customer's
custodian bank on a delivery vs.  payment  basis.  A  self-clearing
broker/dealer,   substantially  all  trading  activity  of  PBS  is
unsolicited  and initiated by the  independent  money managers used in PMC's  Private  Wealth  Management(TM)  program.  Managers make all buy  and  sell  decisions  and  place  most  orders  with  PBS  for
execution.   PBS   executes   substantially   all  trades   through
third-party market makers. All transactions are effected on an agency basis.

Portfolio Technology Services, Inc.

      Portfolio Technology Services, Inc. ("PTS"), a wholly owned subsidiary of the Company, is a technology company dedicated to assisting the Company in providing innovative products to the financial services industry. PTS leverages the product knowledge of PMC to design and build integrated product solutions to meet the challenge of consolidating products and pricing in multiple segments of the financial services industry. As its primary
contribution   to  the  Company,   PTS  has   developed  the  sales
workstation    platform   used   for   Allocation    Manager(TM)   and
communication   interfaces  to  multiple  custodial  systems.   PTS
licenses its technology and provides customization services in support of the Company's relationship with its Institutional Channels. The Company estimates that it has spent approximately $520,000 for research and development activities in its last two
fiscal  years.   Customers   bear  the  cost  of  such   activities
directly  when  software  is   customized   for  their   particular
requirements. Payments by customers for this purpose during the last two fiscal years approximated $90,000.

ADAM Investment Services, Inc.

      ADAM was formed in 1980 to provide investment consulting services to institutional investors. ADAM's primary services are based around mutual funds. ADAM offers 17 model portfolios constructed using no-load mutual funds and funds available at net asset value. ADAM's mutual fund portfolios are offered as options for use by 401(k) plans and with several insurance companies within variable life and variable annuity contracts.

      Today ADAM offers independent financial advisers a variety of investment services for use in helping their clients reach their financial goals. With respect to standard fee assets under management, ADAM's services are typically provided for a fee that is based on a percentage of assets under management. Fees based on managed assets typically range from 100 to 185 basis points per year. Fees are reduced as accounts reach certain breakpoints. Occasionally fees are established on a negotiated basis. ADAM collects all fees directly from client accounts and pays the adviser's portion to the adviser. In certain instances ADAM does not collect the adviser's portion of the fee and the adviser invoices the client directly.

      The services ADAM provides are described below.

      Mutual Fund Portfolios. ADAM offers 17 model portfolios constructed using no-load mutual funds and funds available at net asset value. These "standard" portfolios consist of 5 global tactical asset allocation portfolios, 5 global strategic asset allocation portfolios and 7 asset class portfolios that concentrate on narrow asset class groups. ADAM will also construct customized mutual fund portfolios for larger accounts.

      Socially Responsible Portfolios. ADAM offers 5 strategic asset allocation portfolios constructed using mutual funds that invest in companies that are identified as operating in a socially responsible manner. These portfolios are targeted to individual investors as well as endowments and foundations that support social or religious causes.

      401(k) Services. ADAM offers its mutual fund portfolios as options for use by 401(k) plans. ADAM has developed marketing, enrollment and educational material for use in the 401(k) market. ADAM has also developed relationships with custodial and record keeping firms that work with advisers using ADAM's 401(k) services.

      Insurance and Annuity Services. ADAM has developed relationships with several insurance companies under which it provides asset allocation and portfolio construction services within variable life and variable annuity contracts. Financial advisers can use these contracts in conjunction with ADAM's mutual fund portfolios to manage an investor's assets in a consistent manner both inside and outside of insurance policies.

      Private Label Program. ADAM has developed and is initiating a "private label" program that will allow advisers to determine the asset allocation strategy and select the mutual funds used in constructing client portfolios. This program will give advisers more involvement in, and influence over, investment strategy and portfolio construction.

      Marketing, Education and Training Services. ADAM provides advisers with a variety of marketing materials, newsletters, slide presentations, software and proposal preparation services that support the advisers' efforts to market ADAM's services. ADAM also supports advisers' marketing efforts through field wholesalers and in-house customer service personnel. ADAM educates advisers in its investment approach and trains advisers how to market its services through visits to the advisers' offices and through periodic regional seminars.

      Back-Office and Administrative Services. ADAM assists advisers in opening client accounts and monitors and trades client portfolios on a discretionary basis. ADAM provides comprehensive quarterly reports to all clients.

      Distribution. ADAM distributes its services through six marketing representatives who are supported by three account servicing representatives. Marketing representatives recruit new advisers to use ADAM's services and provide training and marketing support to advisers on an ongoing basis. Account servicing representatives support the efforts of the marketing representatives and provide customer assistance to advisers. All marketing representatives and account servicing representatives are employees of ADAM. ADAM terminated its relationship with ACG Consulting Services, Inc., ADAM's former independent distribution firm, in August 1996.

      In 1995, ADAM acquired Optima Funds Management, Inc. ("Optima"). Optima provides mutual fund wrap services to clients with assets under management of approximately $120 million. ADAM's current Chief Investment Officer was the President and Chief Investment Officer of Optima.

Significant Relationships

      Most of the Company's gross revenues are generated by fees from the Company's Private Wealth Management(TM) investment advisory programs. The programs are marketed and sold by Institutional Channels and Independent Channels either under the Company's name or under the "private label" of such channel. The Company's private-label relationship with CISC accounted for approximately 18% of the Company's gross revenues during 1996. CISC recently restructured its business, which restructuring has materially and
adversely   affected   the  gross   revenues   derived   from  that
relationship during 1996. While the Company has no reason to believe that its current investment advisory relationships will not continue to generate revenues for the Company consistent with prior years, other than that with CISC as discussed above, there can be no assurance that such will be the case. Assets under management for CISC and related revenues have remained stable since completion of the CISC restructuring.

      Pursuant to a joint marketing  agreement  between the Company
and  Schwab,   a   specialized   version  of  the  Private   Wealth
Management(TM) program is being marketed as an optional additional service to independent registered investment advisors ("RIAs") who utilize the services of Schwab. Schwab provides custody and clearing services for independent RIAs. With respect to Schwab Institutional Management's RIA customers who determine to use the Company's products and services, Schwab will provide brokerage, custody and securities clearing services while PMC will provide
asset  allocation,   money  manager  due  diligence,   monthly  and
quarterly reporting, sales support and training.

      In July 1997,  the Company and PTS  entered  into  agreements
with  Ernst  &Young  LLP  to  provide  institutional   consulting,,
Private   Wealth   Management(TM),   Allocation   Manager(TM)   and  MARS
reporting  services.  Under the  agreement,  the  Company  provides end to end consulting, advisory and reporting services to Ernst & Young LLP in support of its advisory and reporting services to clients. Also
in  1997,  the  Company   entered  into  agreements  with  Republic
National  Bank  of  New  York  to  provide   customized   software
and  reporting  services in  connection  with both mutual
fund and privately  managed  accounts.  As of October 31, 1997, the
Company  was  providing  services to over 1500   Republic  accounts
representing approximately $1.1 billion in assets.

      The Company targets other means of distribution, and has executed selling agreements with new Institutional Channels for its products. Examples of the new relationships include MONY Securities Corporation, Cowen & Company, Texas Commerce Bank and EVEREN Clearing Corp.


Competition

      In offering services through its Institutional and Independent Channels, the Company competes with other firms that offer wrap and managed account programs. These distribution channels in turn compete with banks, insurance companies, large securities brokers and other financial institutions which offer wrap or managed account programs to the public. The Company believes that firms compete in this market primarily on the basis of service, since the wrap fees charged by others are similar to those charged by the Company. While a number of firms each provide a portion of the services provided by the Company through its Institutional Channels, the Company believes it is one of a few firms offering integrated services to customers. Firms that compete with the Company in providing services to its Independent Channels and Institutional Channels have more financial resources and greater recognition in the financial community than the Company. Competitors may reduce the fees charged for wrap or managed account programs or pursue other competitive strategies that could have an adverse impact on the Company.

      The Company's success is in large part a function of the Independent Channels and Institutional Channels through which its services are offered to others. There are many alternatives to wrap programs that are being offered to the public, such as life cycle funds, asset allocation funds, portfolio strategies and third-party asset allocation services, and these services are competitive with those offered by the Company. As financial institutions continue to grow and build in-house asset administration service capabilities, some will be able to provide these services internally rather than using outsourcing providers. Competitors may succeed in developing products and services that are more effective than those that have been or may be developed by the Company and may also prove to be more successful than the Company in developing these products and marketing these services to third-party asset managers. The Company does not offer its products online because its does not believe the nature of its products and services are compatible with that method of distribution.

Government Regulation

      The Company's business falls entirely within the securities industry, an industry which is heavily regulated by the federal and state governments. New regulatory changes affecting the securities industry could adversely affect the Company's business. In addition, as an investment adviser and a broker/dealer, the Company's subsidiaries are subject to regulation by the Commission, the NASD and state regulatory agencies. Consequently, the Company could become subject to restrictions or sanctions from the Commission, the NASD or such state regulatory agencies. It is impossible to predict the direction future regulations will take or the effect of such regulations on the Company's business.

Corporate History

Acquisition of Schield Management Company

      In September 1993, Portfolio Management Consultants, Inc. ("PMC") merged with Schield Management Company ("Schield"), a publicly traded market timing firm, in a share exchange. In that transaction, all operating assets of Schield were divested prior to the merger and it was treated as a reverse acquisition of Schield by PMC. Schield's name was changed to PMC International, Inc. and PMC became a wholly owned subsidiary of the Company, with PMC's shareholders receiving shares in the publicly held company.

SEC Investigation and Settlement

      During November 1993, the staff of the Commission began an examination of PMC and in January 1994, the Commission issued a "Formal Order of Investigation." In April 1994, the staff of the Commission made a formal enforcement recommendation against PMC, its President Mr. Kenneth S. Phillips and its former Chief Executive Officer, Mr. Marc Geman. Mr. Geman terminated his association with the Company to pursue other interests at the closing of the initial Bedford Loan (as hereinafter defined) in July 1995. The recommendation alleged that PMC and such officers had violated anti-fraud provisions of the Securities Act, the Exchange Act and the Investment Adviser's Act of 1940, and the record keeping requirements of the Exchange Act.

      Over the course of the following two years the Company committed significant resources to its defense and the defense of its officers. The case addressed issues associated with disclosures and standards of "best execution" in advisory and wrap programs. The investigation adversely affected the Company's new business development activities during the period, as very few firms were willing to develop relationships with the Company while an enforcement recommendation was pending.

      On June 27, 1996, PMC and Mr. Phillips announced that they had reached a settlement agreement with the Commission. Pursuant to the settlement agreement, PMC and Mr. Phillips, without admitting or denying the Commission's allegations, consented to an Order whereby PMC agreed to engage a compliance executive and to refund net principal trading profits together with prejudgment interest thereon, in an amount to be determined by an independent accountant. The net trading profits were determined to be $457,000, plus $146,000 of interest through the date of payment.
The refund process was completed in May 1997. In addition, Mr. Phillips agreed to a censure and payment of a $25,000 fine.

      On June 27, 1996, administrative proceedings were instituted against Mr. Geman, as an individual, by the Commission in connection with the above described investigation. A hearing was held before an administrative law judge on November 5 and 6, 1996. As of November 19, 1997, the Company was not aware of any ruling in the matter.

Bedford

      In July 1995, the Company entered into a transaction with Bedford pursuant to which Bedford loaned $1.2 million to the Company and received an option to loan up to an additional $1.8 million to the Company for a specified period of time and pursuant to certain call provisions. Each dollar loaned carried a ten-year warrant to purchase one share of the Common Stock at an exercise price of $1.00 per share. In connection with this funding and the related shareholder and investment agreements, Bedford received certain rights including, but not limited to, the right to elect two of the Company's five directors, the right to receive options that mirrored certain issuances or option grants by the Company, and a security interest in all assets of the Company and its subsidiaries. Contemporaneously with the closing of the July 1995 transaction with the Company, Bedford also purchased 1.0 million shares of Common Stock from Mr. Geman, the former chief executive officer of the Company who was a subject of the investigation by the staff of the Commission. Between July 1995 and July 1996, the Company obtained the full $3.0 million financing from Bedford and certain assignees of Bedford (the "Bedford Loans").

      In addition, the Company granted to Bedford certain other rights in connection with future debt and equity financings which included a right of first negotiation regarding future fundings, a 30-day exclusive negotiation period, and a right of first refusal to match unsolicited offers for financing. The Company also agreed to pay a $100,000 annual monitoring fee to Nevcorp Inc., which is owned by J.W. Nevil Thomas, who has been
designated  by  Bedford  to  serve  on  the   Company's   Board  of
Directors.

      The Company's relationship with Bedford was restructured in December 1996. See " -- December 1996 Restructuring."

December 1995 and June 1996 Offerings

      In December 1995 and January 1996, the Company issued a total of 482.5 units through a private offering (the "December 1995 Offering"), with each unit consisting of a convertible promissory note with a principal amount of $1,000 and a warrant to purchase 1,000 shares of common stock at an exercise price of $1.00 per share. During June 1996 the Company issued an additional 1,017.5 units through another private offering (the "June 1996 Offering") under substantially the same terms. These private offerings were issued primarily to employees, business associates and affiliates of the Company or Bedford. The purchasers of units in the December 1995 and June 1996 Offerings received registration rights with respect to the shares of Common Stock underlying the warrants.

Phillips & Andrus, LLC; KP3, LLC

      Phillips & Andrus, LLC, a Colorado limited liability company ("P&A"), was formed in July 1995 to acquire 1,643,845 shares of Common Stock from Mr. Geman in exchange for a promissory note issued to Mr. Geman in the amount of $2,015,000. The promissory note was secured by the Common Stock acquired. While Mr. Phillips, President and Chief Executive Officer of the Company, and David L. Andrus, Executive Vice President of the Company, were the members of P&A, substantially all of the membership interests in P&A were owned by Mr. Phillips. The Company and Messrs. Phillips and Andrus believed that it would be in the Company's interest that Mr. Geman's involvement with the Company and direct ownership interest in Common Stock be eliminated. In October 1996, affiliates of Bedford loaned P&A funds to make the initial interest payments on the note owed to Mr. Geman. In December 1996, after notifying its shareholders of the proposal to do so, the Company loaned a total of $250,000 to P&A to repay principal owed under the promissory note to Mr. Geman. These loans permitted P&A to avoid defaults under the promissory note owed to Mr. Geman.

      In January 1997 P&A was liquidated and the assets of P&A, consisting of the 1,643,945 shares of Common Stock, were transferred, subject to certain liabilities, to KP3, LLC, a Colorado limited company ("KP3"), the members of which are Mr.
Phillips and a custodian for Mr. Phillips' son. Mr. Phillips owns substantially all of the membership interests in KP3. Also in January 1997, KP3 obtained a bank loan in the amount of
$1,750,000 for a term of approximately 12 months (the "KP3 Loan"), the proceeds of which were used (i) to repay the loans made to P&A by the Company and certain affiliates of Bedford, and
(ii) to prepay the balance of the principal and all interest owing under the promissory note to Mr. Geman. The Company pledged certain collateral for the KP3 Loan, valued at approximately $1,890,000, and KP3 agreed to reimburse the Company for any amount paid by it toward the KP3 Loan. KP3's reimbursement obligation is secured by a pledge of all 1,643,845 shares of Common Stock held by KP3. The pledge by the Company to the bank to secure the KP3 Loan permitted the promissory note to Mr. Geman to be paid and to eliminate the possibility that Mr. Geman could reacquire a substantial stock ownership in the
Company. To date, the Company has lent $96,000 to KP3 specifically to service interest payments on the loan. KP3 has agreed to reimburse the Company for all amounts paid by the Company toward the loan or for collateral applied to the KP3 Loan, including interest at an annual rate of 9% and has granted the Company a security interest in the KP3 Shares. Such loan was restructured through a different broker on October 1, 1997. In connection therewith, the collateral pledge by the Company in connection with the KP3 Loan was reduced to $1,400,000 and the Company released 350,000 of the KP3 Shares previously held as collateral. The new loan due date is December 31, 1998.

      Bedford and certain of its affiliates have an option, exercisable through July 26, 2000, to acquire a total of 335,000 shares of Common Stock currently owned by KP3 for an aggregate purchase price of $410,637.85, increasing at a rate of 9% per annum subsequent to July 27, 1995.

November 1996 Bridge Loan

      In November 1996, the Company borrowed $250,000 (the "November 1996 Bridge Loan") to fund its working capital requirements pending closing of the December 1996 Offering (as defined below). Half of the loan was provided by Keefe,
Bruyette & Woods, Inc. ("KBW"), placement agent in the December 1996 Offering, and the balance by certain members of management of the Company and a subsidiary of Bedford. The lenders received five-year warrants to purchase an aggregate of 25,000 shares of Common Stock. The warrants have an exercise price of $1.625 per share. The lenders received registration rights with respect to the Common Stock to be issued upon exercise of the warrants. The November 1996 Bridge Loan was repaid in December 1996 from the proceeds of the December 1996 Offering.

December 1996 Offering

      In December 1996 the Company completed a private placement of 5,177,000 shares of Common Stock at a price of $2.125 per share (the "December 1996 Offering"). A portion of the proceeds of the December 1996 Offering were used (i) to repay interest due and owing on the promissory notes issued in connection with the December 1995 and June 1996 Offerings, including the notes held by the father and brother of Mr. Phillips, the Company's Chief Executive Officer, Mr. Andrus, the Company's Executive Vice President, and certain employees of the Company, (ii) to repay interest due and owing under the Bedford Loans, (iii) to repay a portion of the principal on the Bedford Loans and (iv) to repay the November 1996 Bridge Loan (including the notes held by Mr. Phillips, Mr. Andrus and certain other members of the Company's management).

December 1996 Restructuring

      Simultaneous with the closing of the December 1996 Offering, the Company completed a restructuring of its debt and a partial restructuring of its outstanding Preferred Stock. The restructuring involved (i) the payment of all outstanding interest on the Bedford Loans, the repayment to Bedford and its assignees of $1,976,250 of outstanding principal on the Bedford Loans, the exercise by Bedford and its assignees of warrants to purchase 1,023,750 shares of

Common  Stock  and the  delivery  by
Bedford and its assignees of canceled promissory notes in the amount of $1,023,750 in satisfaction of the exercise price of the warrants, the cancellation of the remaining warrants to Bedford and its assignees, and the issuance to Bedford and its assignees of new warrants to purchase up to 150,000 shares of Common Stock at an exercise price of $2.125 per share; (ii) the issuance of
1,500,000 shares of Common Stock upon the exercise of warrants issued to investors in connection with the Company's private placement of promissory notes and warrants in the December 1995 and June 1996 Offerings, the delivery of canceled promissory notes in the aggregate principal amount of $1,500,000 in satisfaction of the exercise price of such warrants, the payment by the Company of all outstanding interest due and owing on such notes as of the exercise date and the issuance to the holders of such warrants of new warrants to purchase up to 150,000 shares of Common Stock; (iii) the repayment of the November 1996 Bridge Loan, and (iv) the conversion of 173,120 shares of Preferred
Stock into 238,043 shares of Common Stock, resulting in a reduction in the Company's cumulative dividend obligation to the holders of Preferred Stock from $583,576 as of September 30, 1996 to $322,700 as of December 31, 1996. The conversion of additional shares of Preferred Stock into Common Stock was effected in January 1997. The new warrants issued by the Company to Bedford and others pursuant to clauses (i) and (ii) are referred to hereafter as the "New Warrants."

      The New Warrants are exercisable over a period of five years, at an exercise price of $2.125 per share. Registration rights were granted with respect to the Common Stock received upon the exercise of the old warrants and the shares of Common Stock underlying the New Warrants. The New Warrants contain adjustment provisions relating to the exercise price per share and the number of shares of Common Stock to be issued upon their exercise in the event of issuances of additional shares of Common Stock (including through the issuance of options, rights or warrants to purchase Common Stock or securities convertible into Common Stock) by the Company at a price below market price, certain extraordinary dividends and distributions on the Common Stock, stock splits or other reclassifications of the outstanding shares of Common Stock, and any merger, consolidation or reorganization involving the Company or a transfer by the Company of substantially all of its assets or properties.

ADAM Acquisition and Financing

      On September 24, 1997, the Company completed the acquisition of ADAM, a financial services and investment advisory company headquartered in Atlanta, Georgia. ADAM has provided investment consulting services to institutional investors since 1980.
ADAMS's primary services are based around mutual funds. ADAM offers 17 model portfolios constructed using no-load mutual funds and funds available at net asset value. These "standard"
portfolios consist of 5 global tactical asset allocation portfolios, 5 global strategic asset allocation portfolios and 7 asset class portfolios that concentrate on narrow asset class groups. ADAM also has 5 strategic asset allocation portfolios constructed using mutual funds that invest in companies that are identified as operating in a socially responsible manner. ADAM's mutual fund portfolios are also offered as options for use by 401(k) plans and with several insurance companies within variable life and variable annuity contracts. ADAM has a staff of approximately 37 people, all of whom are located in its corporate headquarters in Atlanta Georgia. ADAM has one wholly-owned subsidiary, Optima, which it acquired in 1995. Optima provides mutual fund wrap services to clients.

      The agreement providing for the acquisition of ADAM by the Company provided that the Company would acquire all of the outstanding capital stock of ADAM for up to $9.0 million in cash and up to $200,000 in Common Stock if certain conditions are met over time. In addition, the Company agreed to assume the normal operating liabilities of ADAM at closing of the acquisition, estimated to be approximately $1.6 million. At the closing of the ADAM transaction, the Company paid $5,000,000 in cash and agreed to make two earn-out payments on the first and second anniversary dates of the closing. The first earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $500 million, determined on the one-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million, plus interest thereon at a rate of 8.75%. The second earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $700 million, determined on the two-year anniversary of the closing of the ADAM acquisition, not to exceed $2.0 million. ADAM is now a wholly owned subsidiary of the Company, and the Company anticipates that ADAM will continue to operate as a wholly owned subsidiary of the Company in the near future.

      In connection with the ADAM acquisition, on September 24, 1997, the Company sold 4,882,996 shares of its Common Stock in the ADAM Private Placement at a price of $1.50 per share. The proceeds from this transaction, after deducting expenses relating to the issuance of the Common Stock, were approximately $6,500,000, of which the Company used $5,000,000 to purchase ADAM at the ADAM closing. The additional $1,500,,000 is currently being used by the Company for working capital purposes. The Company anticipates that the balance of the proceeds from the ADAM Private Placement will be used for its working capital requirements for the last quarter of 1997, the first quarter of 1998, and thereafter and for future capital investments by the Company.

Properties

      The Company leases approximately 20,000 square feet of office space for its corporate headquarters in the Qwest Tower at 555 17th Street, Denver, Colorado pursuant to a lease which expires  in  2001.  The  Company  pays  approximately  $20,000  per
month   for  this   office   space.   The   Company   also   leases
approximately   1800  square  feet  of  office  space  in  Boulder,
Colorado, primarily for its subsidiary PTS. The Company pays approximately $2,500 per month for this office space. The lease for the Company's Boulder office expires in December 1997. ADAM subleases approximately 17,000 square feet of office space in the
Galleria  Plaza,  100  Galleria  Parkway,   Suite  1200,   Atlanta,
Georgia,  pursuant  to a sublease  which  expires  May,  1999.
ADAM pays approximately $34,000 per month for this office space.

Employees

      The Company and its subsidiaries has a staff of approximately 84 persons as of September 30, 1997, including approximately 35 professionals. None of the Company's employees are subject to a collective bargaining agreement. The Company's management believes that the Company's relationship with its employees is good.

Legal Proceedings

      In June 1996, the Company reached a settlement with the Commission in connection with an investigation of certain trading
practices    of   PMC.    See    "Business -- Corporate    History -- SEC
Investigation and Settlement." The Company is not aware of any material legal proceedings or investigations currently pending or threatened against the Company.

      In early June 1997, the Company received a letter from an attorney representing a former employee which threatened litigation relating to a dispute over such former employee's remuneration by the Company unless the Company agreed to settle with him by a specified date. The former employee alleged damages totaling $645,000. The Company has responded to the letter and stated its position that no amounts are owed. Subsequently, the Company was advised by the former employee's attorney that the matter would be submitted to the NASD for arbitration. The Company has not been served or otherwise been made subject to litigation in connection with the matter. The Company believes that the claims described in the letter are without basis and intends to defend the matter vigorously if any proceeding is commenced.

                             MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding the Company's directors and executive officers:

--------------------------------------------------------------------

      Name                Age           Position
--------------------------------------------------------------------
--------------------------------------------------------------------
Kenneth S. Phillips        46     President, Chief Executive
                                  Officer and Director
--------------------------------------------------------------------
--------------------------------------------------------------------
Scott A. MacKillop         46     Executive Vice President and
                                  Director
--------------------------------------------------------------------
--------------------------------------------------------------------
Vali Nasr                  43     Chief Financial Officer and
                                  Treasurer
--------------------------------------------------------------------
--------------------------------------------------------------------
J. W. Nevil Thomas         58     Chairman of the Board of
                                  Directors
--------------------------------------------------------------------
--------------------------------------------------------------------
D. Porter Bibb             59     Director
--------------------------------------------------------------------
--------------------------------------------------------------------
Emmett J. Daly             37     Director
--------------------------------------------------------------------
--------------------------------------------------------------------
Richard C. Hyde            52     Director
--------------------------------------------------------------------

      Kenneth S. Phillips -- President and Chief Executive Officer, Director. Mr. Phillips founded PMC in 1986 and serves as the
President  and  Chief  Executive   Officer  of  the  Company.   Mr.
Phillips  is   responsible   for   corporate   direction,   product
development   and   strategic   planning.    He   was   co-founding
participant in the Wilshire  cooperative in 1986  (associated  with
the  institutional   consulting  firm  Wilshire   Associates).   He
served  as  Chairman   of  the   Publications   Committee   of  the
Investment  Management  Consultants  Association  ("IMCA")  in 1994
and 1995, as a member of IMCA's officer and director Nominating Committee in 1994 and 1996, and has recently been elected to serve as a member of IMCA's Advisory Council. IMCA is the
investment   consulting  industry's  principal  trade  organization
with  more  than  1,200  members,  representing  virtually  all the
major  national,   regional  and  independent   consulting   firms.
Additionally, Mr. Phillips has been a guest speaker for the International Association of Financial Planners, the Investment
Management   Institute   and  the   Institute   for   International
Research. Mr. Phillips received his education at Colorado State University and holds numerous NASD license designations.

      Scott A. MacKillop -- Executive Vice President, Chief Operating Officer, Director. Mr. MacKillop joined the Company in September 1997 as a Director, Executive Vice President and the Chief Operating Officer of the Company, and as President of ADAM, the Company's wholly owned subsidiary, as Chief Operating Officer of
Optima  Funds   Management,   Inc.   ("Optima"),   a  wholly  owned
subsidiary of ADAM, and as a member of the Boards of Directors of both ADAM and Optima. Mr. MacKillop was appointed to the Board
of  Directors  on  October  27,  1997.   Mr.   MacKillop  has  been
employed  by ADAM since  1992.  From 1991 until 1992 Mr.  MacKillop
served  as  outside   general   counsel  to  ADAM.  Mr.   MacKillop
received a B.A. degree from Stanford University in 1972 and a J.D. degree from George Washington University Law School in 1976.

      Vali  Nasr  -- Chief  Financial  Officer,   Treasurer.  Mr.  Nasr
joined PMC in 1992 as the Company's Chief Financial Officer, financial Principal and Treasurer. Since September 1995, Mr. Nasr has been President of PBS, the Company's wholly owned subsidiary. Prior to joining the Company, Mr. Nasr was Vice President of Finance for a large, retail broker/dealer. Prior to holding this position for four years, Mr. Nasr spent four years as Vice  President of  Accounting  with Sutro & Company,  Inc.,  in
San Francisco. Prior to joining Sutro, Mr. Nasr spent four years with Charles Schwab and Company as Accounting Manager. Mr. Nasr
began  his  career  with   Merrill,   Lynch  in  their   accounting
department.   He  received   his  B.A.  in   Accounting   from  the
University of California, Berkeley and M.B.A. in finance from Golden Gate University.

      J.W. Nevil Thomas -- Chairman of the Board. Mr. Thomas has been a Director of the Company since July 1995. Since 1970 Mr. Thomas has served as President of Nevcorp, Inc., an investment and a financial and management consulting firm. In addition, Mr. Thomas is a director of Bedford Capital Financial Corporation ("Bedford") and is Chairman of Bedford Capital Corporation, a subsidiary of Bedford, whose principal business is merchant banking. In addition to being a Director of the Company and of Bedford and its subsidiary as described above, Mr. Thomas is a director of Gan Canada Limited, Reliable Life Insurance Company, Pet Valu Inc., French Fragrances, Inc., Old Republic Insurance and several other private Canadian and American companies. Mr. Thomas holds a B.B. Com. from the University of Toronto, an M.A. in Economics from Queens University, an M.B.A from York University and is a Chartered Financial Analyst.

      D. Porter Bibb -- Director. Mr. Bibb became a Director of the Company in October 1995. Mr. Bibb is a Managing Director of Ladenburg, Thalmann & Co., Inc., an investment banking firm. Prior to joining Ladenburg in 1984, Mr. Bibb was a Managing Director of Bankers Trust Company, involved in the start-up of their investment banking operations. Prior to that time, he was Director of Corporate Development for the New York Times. In
addition  to  being  a  Director  of  the  Company,  Mr. Bibb  is a
Director  of  East  Wind  Group,   Inc.  Mr. Bibb  has  a  B.A.  in
History, Economics and Political Science from Yale University and engaged in graduate studies at New York University, London School of Economics and Harvard Business School.

      Emmett J. Daly -- Director. Mr. Daly became a Director of the Company in February 1997. Mr. Daly is currently Senior Vice President of Corporate Finance of Keefe, Bruyette & Woods, Inc., an investment banking firm that Mr. Daly joined in 1987 as an Associate in the Corporate Finance Department. Before that time he spent two years as Credit Analyst followed by one year as an Assistant Treasurer of Manufacturers Hanover Trust Company. Mr. Daly received a B.A. in Economics from College of the Holy Cross and his M.B.A from the Kenan Flager School of Business at University of North Carolina, Chapel Hill.

      Richard C. Hyde -- Director. Mr. Hyde became a director of the Company in July 1997. Mr. Hyde is President of Moreland Capital, Inc., an asset management and investment consulting firm. He is also a Principal in Vestor Associates, LLC, the general partner of Vestor  Partners,  LP, a private equity  investment  fund. Prior to his current affiliations, from 1970 to 1995 Mr. Hyde served in investment/asset management positions with Ameritrust Company and its successor organizations, Society Corporation and Key Corp. From 1984 through 1993, he was Chief Investment officer. From
1993  through  1995,   Mr.  Hyde  was  the  CEO  of  Society  Asset
Management   and   Managing   Director  of  Key  Asset   Management
Holdings. Mr. Hyde holds both a Bachelor of Science and MBA -- Finance from Miami University of Ohio.

      The Bylaws of the Company were amended in December 1996 to set the number of members of the Board of Directors at seven. Under subscription agreements with investors in the December 1996 Offering, those investors are entitled to designate one director and one additional director is to be mutually acceptable to the Company and such investors. The mutually acceptable director is currently Emmett J. Daly, a Senior Vice President of KBW. The director to be designated by the investors has not yet been appointed.

      Under a Shareholders Agreement among Bedford, the Company, Mr. Phillips, Mr. Andrus and P&A, (i) Bedford is entitled to designate one director and one additional director is to be reasonably acceptable to Bedford and Messrs. Phillips and Andrus and (ii) Messrs Phillips and Andrus are entitled to designate
three  directors,   including  one  member
of  senior   management
designated after the date of the agreement. Mr. Thomas is currently the director designated by Bedford and Messrs. Phillips and Andrus are two of the three directors they are entitled to designate. The director acceptable to Bedford and Messrs. Phillips and Andrus is currently Mr. Bibb. The remaining director, who is to be a member of senior management, has not yet been designated by Messrs. Phillips and Andrus.

                       EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and to each of its other executive officers at the end of 1996.

---------------------------------------------------------

               Summary Compensation Table
---------------------------------------------------------
---------------------------------------------------------


                                  Annual     Long-Term
                                Compensation
---------------------------------------------------------
---------------------------------------------------------


 Name and Principal    Fiscal     Salary      Options
       Position          Year               Granted(1)
---------------------------------------------------------
---------------------------------------------------------

Kenneth S. Phillips      1996     $252,000        50,000
President, Chief         1995      228,124
Executive Officer        1994      241,774

---------------------------------------------------------
---------------------------------------------------------

David L. Andrus(2)       1996     $240,000     1,050,000
Executive Vice           1995       40,000
President
---------------------------------------------------------
---------------------------------------------------------


---------------------------------------------------------
---------------------------------------------------------

Vali Nasr                1996     $139,015        50,000
Chief Financial          1995      126,475
Officer & Treasurer      1994      128,262
---------------------------------------------------------



(1) The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the Table.
(2) Mr. Andrus joined the Company in 1995 and was notified on October 13, 1997 that his affiliation with the Company as an employee will cease effective January 11, 1998.

   During the year ended December 31, 1996, the Company granted to its Chief Executive Officer and the other executive officers listed in the Summary Compensation Table options to acquire a total of 1,150,000 shares of Common Stock as set forth in the following table.

--------------------------------------------------------------------

                 Option Grants in Last Fiscal Year
----------------------------------------------------------------------
----------------------------------------------------------------------

                                    Percentage
                                     of Total
                       Number of     Options
                        Shares      Granted to
      Name            Underlying    Employees    Exercise  Expiration
                       Options         in         Price       Date
                       Granted       Fiscal
                                      Year
----------------------------------------------------------------------
----------------------------------------------------------------------

Kenneth S.               50,000       4.2%       $1.00     6/7/2001
Phillips
----------------------------------------------------------------------
----------------------------------------------------------------------

David L. Andrus         800,000      87.5%       $1.5625      (1)

                        200,000                  $2.125    12/17/2002

                         50,000                  $1.00      6/7/2001
----------------------------------------------------------------------
----------------------------------------------------------------------

Vali Nasr                50,000       4.2%       $1.00     3/31/2001
----------------------------------------------------------------------

_______________________

(1) Options will expire 24 months after Mr. Andrus leaves the employ of the Company, January 11, 1998.

      The following table sets forth certain information with respect to options exercised during the year ended December 31, 1996 by those officers listed in the Summary Compensation Table.

-------------------------------------------------------------------------------
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
                    Year End Option/SAR Values
-------------------------------------------------------------------------------

            Shares                 Number of                   Value of
           Acquired                Securities                Unexercised
             on       Value       Underlying                    Money
 Name      Exercise  Realized     Unexercised                 Options at
                                 Options at                     FY End
                                    FY End            Exercisable/Unexercisable
                             Exercisable/Unexercisable
---------- -------- --------   ----------------          --------------
---------- -------- --------   ----------------          --------------

Kenneth S.    0        0        20,000/30,000             $22,500/$33,750
Phillips
--------- --------- --------   ----------------          --------------
--------- --------- --------   ----------------          --------------

David L.      0        0       295,000/755,000          $168,830/$513,750
Andrus
--------- --------- --------   ----------------            --------------
--------- --------- --------   ----------------            --------------

Vali Nasr     0        0          50,000/0                  $56,250/$0
--------- --------- --------   ----------------           --------------

Compensation of Directors

      During 1996, the Company did not pay its employee directors for attending board meetings. Each of the three outside directors received a $5,000 annual retainer and a $500 fee for each meeting attended. The Company reimburses all of its directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. On June 7, 1996, each member of the Board of Directors was granted options to purchase 50,000 shares of

Common  Stock at an exercise
price of $1.00 per share. Such options expire five years from the date of grant and vest 20% at such time as the average bid and offer price for the Common Stock equals $1.00, $2.00, $3.00, $4.00 and $5.00, respectively, for twenty consecutive trading days.


Employment Agreements

      The Company has employment agreements with Mr. Phillips,  its
President   and   Chief   Executive   Officer,   and  ADAM  has  an
employment  agreement  with  Mr.  MacKillop,   the  Executive  Vice
President  and  Chief   Operating   Officer  of  the  Company.   In
addition,   the  Company  has  an  employment  agreement  with  Mr.
Andrus,  its former  Executive Vice  President.  The Agreement with
Mr.   Phillips   is  dated  July  26,  1995  and  is  for  a  three
year-term. Either party may terminate the agreement upon 90 days' prior notice. The agreement provides for a minimum salary of $240,000 ($300,000 if the Company has pre-tax profits of at least $1,000,000), 40% of the annual bonus pool (equal to 10% of
the   Company's   pre-tax   profits),   a   car   allowance,    and
participation in the Company's other benefit plans. Effective January 1, 1997, Mr. Phillips salary was increased to $300,000. If the Company terminates the agreement without cause, it will be obligated to make severance payments to Mr. Phillips in an amount equal to two-years' compensation. In addition, the agreement
provides   that  any   options   granted  to  Mr.   Phillips   vest
immediately upon his death or upon a change in control of the Company.

      The  agreement  with Mr.  MacKillop  is dated  September  23,
1997, and is for a two-year term. ADAM may terminate the agreement at any time after the one-year anniversary of the date of the agreement by giving six months' prior written notice. The agreement provides for a minimum salary of $240,000, an annual bonus of up to $50,000, options to acquire 250,000 shares of Common Stock, and participation in the Company's other benefit plans.

      The Agreement with Mr. Andrus is dated July 26, 1995 and was amended in December 1996. It provides for a three year-term ending November 1998. Either party may terminate the agreement upon 90 days' prior notice. The agreement provides for a minimum salary of $240,000, options to acquire 1,000,000 shares of Common Stock, and participation in the Company's other benefit plans. Effective January 1, 1997, Mr. Andrus salary was increased to $300,000. If the Company terminates the agreement without cause, it will be obligated to make severance payments to Mr. Andrus in
an  amount  up  to  one-years'   compensation.   In  addition,  the
agreement provides that all options granted to Mr. Andrus vest immediately upon a change in control of the Company. On October 13, 1997, the Company notified Mr. Andrus that his affiliation with the Company as an officer and employee will cease effective January 11, 1998. Pursuant to his employment agreement, Mr. Andrus will receive severance payments in an amount equal to his current salary, payable ratably on a semi-monthly basis for up to one year after his separation from the Company. Such payments will cease sooner in the event Mr. Andrus gains employment affording him comparable compensation.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table and related notes contain information concerning beneficial ownership of the Company's Common Stock as of November 10, 1997 by: (i) each person known by the Company to own beneficially more than five percent of the Common Stock,
(ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The share amounts in this table reflect shares of Common Stock issuable upon the exercise of options and warrants exercisable within the next 60 days.

      --------------------------------------------------------------
              Name and Address          Number of         Percent of
                                          Shares             Class
      --------------------------------------------------------------
      --------------------------------------------------------------
      Kenneth S. Phillips(1)........... 2,999,767(10)(11)   15.4%
      --------------------------------------------------------------
      --------------------------------------------------------------
      Scott A. MacKillop(1)............    32,000(18)         *
      --------------------------------------------------------------
      --------------------------------------------------------------
      J.W. Nevil Thomas(2).............    40,000(11)(13)     *
      --------------------------------------------------------------
      --------------------------------------------------------------
      D. Porter Bibb(3)................    20,000(11)(14)     *
      --------------------------------------------------------------
      --------------------------------------------------------------
      Emmett J. Daly(4)................   210,000(18)(19)    1.1
      --------------------------------------------------------------
      --------------------------------------------------------------
      Richard C. Hyde(5)...............    10,000(18)         *
      --------------------------------------------------------------
      --------------------------------------------------------------
      Vali Nasr(1).....................   120,497(15)         *
      --------------------------------------------------------------
      --------------------------------------------------------------
      David L. Andrus(6)...............   887,000(11)(12)    4.4
      --------------------------------------------------------------
      --------------------------------------------------------------
      Bedford Capital Financial ....... 2,971,250(16)       15.2
      Corporation(7)
      --------------------------------------------------------------
      --------------------------------------------------------------
      KP3, LLC(1)...................... 1,643,845(17)        8.5
      --------------------------------------------------------------
      --------------------------------------------------------------
      OCH ZIFF Capital Management(20).. 1,866,666            9.6
      --------------------------------------------------------------
      --------------------------------------------------------------
      Bay Pond Partners, L.P.(8)....... 1,463,333            7.5
      --------------------------------------------------------------
      --------------------------------------------------------------
      Bay Pond Investors (Bermuda),     1,081,000            5.6
      Ltd.(8)..........................
      --------------------------------------------------------------
      --------------------------------------------------------------
      Wheatley Partners, L.P.(9)....... 1,607,666            8.3
      --------------------------------------------------------------
      --------------------------------------------------------------
      All Officers and Directors as a   3,422,264           17.4
      group (7 persons)
      --------------------------------------------------------------
_______________________
 *  Less than 1%.
(1) The address of Mr. Phillips, Mr. Nasr, Mr. MacKillop, Mr. Andrus and KP3, LLC is 555 Seventeenth Street, 14th Floor, Denver, Colorado 80202.
(2) The address of Mr. Thomas is Scotia Plaza, Suite 4712, 40 King Street West, Toronto, Ontario M5H 3Y2.
(3) The address of Mr. Bibb is 540 Madison  Avenue,  New York,  New
    York 10022.
(4) The address of Mr. Daly is Two World Trade Center, 85th Floor, New York, New York 10048.
(5) The address of Mr. Hyde is Moreland Capital, Inc., 30050 Chagrin Blvd., Suite 100, Pepper Pike, Ohio 44124.
(6) The address of Mr.  Andrus is 2554 Linden  Drive,  Boulder,  CO
    80304.
(7) The address of Bedford Capital Financial Corporation is 2nd Floor, Charlotte Hs., Shirly Street, Box N964, Nassau, Bahamas.
(8) The address of Bay Pond Partners, L.P. and Bay Pond Investors (Bermuda), Ltd. is c/o Wellington Management Company, L.L.P., 75 State Street, Boston, Massachusetts 02109.
(9) The address of Wheatley Partners, L.P. is 80 Cutter Mill Road, Suite 311, Great Neck, New York 11021.
(10)Includes    1,643,845  shares   owned   by    KP3,   of   which
    Mr. Phillips  is the  managing  member and has the  controlling
    ownership  interest  and  5,500  shares  underlying   presently
    exercisable warrants.
(11)Includes  20,000  shares  underlying  presently   exercisable
    options.
(12)Includes  767,000  shares  underlying  presently  exercisable options.
(13)Includes 10,000 shares owned by Mr. Thomas'  spouse,  Suzanne
    E. Thomas. Does not include shares owned by Bedford of which Mr. Thomas is a director and a 6.13% shareholder.
(14)Does  not  include   200,000  shares   underlying   presently
    exercisable options granted to Ladenburg, Thalmann & Co., Inc., of which Mr. Bibb is a managing director.
(15)Includes  50,000  shares  underlying a presently  exercisable option.
(16)Includes 136,250 shares underlying presently exercisable options or warrants issued by the Company and 235,000 shares owned by KP3 and included in the beneficial ownership of Mr. Phillips that Bedford may acquire pursuant to a presently exercisable option.
(17)Shares beneficially owned by KP3 are also included in shares beneficially owned by Mr. Phillips; and 235,000 of such shares also have been included in the beneficial ownership of Bedford.
(18)Includes  10,000  shares  underlying  presently   exercisable
    options.
(19)Includes 25,000 shares jointly owned with Regina Daly and 135,000 shares underlying presently exercisable options.
(20)The address of OCH ZIFF Capital Management is 153 E. 53rd Street, 43rd Floor, New York, NY 10022.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company entered into an agreement with Ladenburg, Thalmann & Co., Inc., investment bankers ("Ladenburg"), in January 1995, pursuant to which Ladenburg would assist the Company in financing efforts. Ladenburg was involved in the Company's transactions with Bedford. Mr. D. Porter Bibb, a principal of Ladenburg, was named to the Company's Board of Directors in September 1995.

    In July 1995, the Company borrowed  $1.2 million  from Bedford.
As a result of this transaction and a simultaneous transaction wherein Bedford purchased 1 million shares of outstanding Common Stock of the Company from a former principal of the Company,
Bedford became a greater than 10% shareholder of the Company, with the right to acquire in excess of 50% of the Company's Common Stock. Mr. J.W. Nevil Thomas and another affiliate of
Bedford  were  appointed  to the  Company's  Board of  Directors in
connection   with   that   transaction.   See   "Business -- Corporate
History -- Bedford."

    Also in July 1995, the Company's then Chief Executive Officer and a director, Marc Geman, resigned. In connection with his resignation, Mr. Geman was entitled to severance payments totaling $180,000, due in monthly payments of $15,000. As of December 31, 1996, Mr. Geman had received all of the severance payments to which he was entitled. The Company also entered into an Indemnification Agreement with Mr. Geman whereby the Company agreed to hold him harmless, in an amount not to exceed $100,000, for expenses incurred in defense of the pending investigation by the Commission. As of December 31, 1996, and September 30, 1997, a total of $50,786 and $72,000, respectively, in indemnification payments had been made by the Company under that agreement.

    David L.   Andrus,  former  Executive  Vice  President  of  the
Company,   participated   in  the  June  1996   offering   of  debt
securities   and  warrants.   See   "Business -- Corporate   History."
Mr. Andrus purchased $100,000 of subordinated debt and received a promissory note and warrants to purchase 100,000 shares of Common Stock. In addition, certain employees of PMC participated in the offering, purchasing a total of $162,500 of subordinated debt and receiving warrants to purchase 162,500 shares of Common Stock. Mr. Andrus and the other Company employees participated in the offering on the same terms as all other investors.

    In November 1996 the Company borrowed $250,000 to fund working capital requirements pending the closing of a private placement of Common Stock in December 1996. The lenders included Mr. Phillips and Mr. Andrus, the Company's President and Chief
Executive Officer and former Executive Vice President, respectively, and certain other employees of the Company. Bedford, a shareholder affiliate of the Company, and Keefe, Bruyette & Woods, Inc., the placement agent for the December 1996 Offering, were also lenders. The loans were evidenced by 12% notes to be repaid on the earlier of the closing of the December 1996 Offering or March 31, 1997. The lenders also received warrants to purchase a total of 25,000 shares of Common Stock at a price of $1.625 per share and registration rights with respect to the shares of Common Stock underlying the warrants.

    In December 1996, the Company completed a restructuring of its outstanding debt. As part of the restructuring, Bedford and certain of its assignees  were repaid  certain of the  subordinated debt  held by  them,  exercised  certain  of the  warrants  held by them,  were issued  certain  shares of Common  Stock by the Company in cancellation of their other warrants and were issued new five-year warrants to purchase 150,000 shares of the Common Stock with an exercise price equal to the price to investors in the December 1996 Offering. As a result of these transactions, all
$3 million in outstanding debt previously owed by the Company to Bedford and its assignees has been eliminated. Bedford has also relinquished certain rights held by it and its right to elect directors of the Company has been modified such that Bedford now has the  right to  designate  one  director  so long as it holds at least 10% of the outstanding  Common Stock.  In addition,  at least one additional director must be acceptable to Bedford and the Company so long as Bedford owns at least 5% of the outstanding
Common   Stock.   Bedford  also   retained   demand  and  piggyback
registration   rights  with   respect  to   restricted   securities
acquired  by  it  from  the  Company.   In   connection   with  the
restructuring, the Company's consulting agreement with Nevcorp, Inc., was terminated. See "Business -- Corporate History -- December 1996 Restructuring."

    In connection with the December 1996 restructuring, the investors in the December 1995 and June 1996 Offerings exercised their warrants to purchase an aggregate of 1,500,000 shares of Common Stock and surrendered canceled promissory notes in the aggregate principal amount of $1,500,000 in satisfaction of the exercise price for the warrants. In connection with the exercise of warrants and cancellation of debt, the investors also received, pro rata, five-year warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.125 per share. The brother and father of Mr. Phillips, the Company's President and Chief Executive Officer, Mr. Andrus, former Executive Vice President of the Company, and certain other employees of the Company, participated in the restructuring on the same terms as the other parties.

                   DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 50,000,000 shares of Common Stock, $0.01 par value. As of November 18, 1997, the Company had 19,431,610 shares of Common Stock issued and outstanding with rights, options and warrants outstanding which could require the Company to issue 3,816,000 additional shares of Common Stock.

Common Stock

    Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor and, in the event of liquidation, and subject to the rights of the holders of Preferred Stock, to share pro-rata in any distribution of the Company's assets after payment of liabilities. No dividends may be paid on the Common Stock unless dividends payable on the Preferred Stock are current. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future.

    Holders of Common Stock do not have preemptive rights to subscribe to additional shares of capital stock if issued by the Company. There are no conversion, redemption, sinking fund or
similar   provisions   regarding  the  Common  Stock.  All  of  the
outstanding   shares   of  Common   Stock   are   fully   paid  and
non-assessable.

Preferred Stock

    The Company is authorized to issue 5,000,000 shares of preferred stock. Under Colorado law, the rights, preferences and limitations of the preferred stock may be established from time to time by the Company's Board of Directors. The Company's Articles of Incorporation, as amended (the "Articles") provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designation preferences, and relative participation, optional or other special rights, and the qualifications, limitations or restrictions of the shares of any series so established. The Articles provide for a series A of preferred stock, no par value per share (the "Series A Preferred").

    As of the date of this Prospectus, the only series of preferred stock to be designated and issued were shares of Series A Preferred, of which 138,182 shares are issued and outstanding.

    Holders of the Series A Preferred are entitled to receive dividends at a rate of $.325 per share per annum. Dividends are payable semi-annually on January 15 and July 15 in each year, but only when and as authorized by the Board of Directors of the Company out of assets legally available for dividends. Dividends accrue from the date of issuance of the shares and are cumulative. The first dividend due on July 15, 1991, was paid. The preferred dividends due subsequently have not been paid by the Company, and as a result, the dividends have cumulated.

    Upon liquidation or dissolution of the Company, holders of the Series A Preferred are entitled to a preference over the holders of Common Stock in an amount per share equal to the original purchase price attributed to a share of Series A Preferred
($2.50), plus all unpaid cumulative dividends. As of September 30, 1997, unpaid cumulative dividends in arrears with respect to
the Series A Preferred amounted to $275,964. The Series A Preferred is non-participating and the holders of the Series A Preferred have no preemptive rights and no voting rights except as may be required by Colorado law.

    At the option of the Company, the Series A Preferred may be redeemed in whole or in part, at any time at a price of $2.75 per share, plus unpaid cumulative dividends, upon 45 days' prior written notice. Redemption can only occur if certain conditions, which  have not  occurred  as of the date of this  Prospectus,  are
satisfied.   The   Company  has   proposed  to  its   shareholders,
including  the holders of its Series A  Preferred,  an amendment to its Articles of Incorporation  to convert the outstanding  Series A
Preferred  into  Common  Stock  on  a  basis   comparable  to  that
effected  with  certain  holders  of  the  Series  A  Preferred  in
December  1996.  See   "Business -- Corporate   History -- December  1996
Restructuring."   Such  amendment  will  require  the  approval  of
two-thirds of the holders of the outstanding Series A Preferred and two-thirds of the holders of the outstanding Common Stock voting as separate classes at the annual meeting of the Company's shareholders, expected to be held in December, 1997.

    The Company may, in the future, issue other series of preferred stock having terms established by the Company's Board of Directors without requiring the approval of holders of the Common Stock. Any such issuance of preferred stock could make removal of the Company's management more difficult than at present. The provisions relating to preferred stock will make the removal of management more difficult even if such removal would be considered beneficial to shareholders generally, and may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent management. Because the Board of Directors has authority to establish the terms of the preferred stock, such stock could be issued to defend against an attempted takeover of the Company.


                       SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus. Of the 5,657,996 Shares offered hereby for resale by the Selling Shareholders, 775,000 Shares represent shares of Common Stock to be issued upon the exercise of presently issued options. See "Description of Capital Stock." As more fully disclosed in the footnotes to this table, certain of the Selling Shareholders are currently, or have been within the past three years, officers or directors of the Company or have had other material relationships with the Company. Because the Selling Shareholders may offer all or some portion of the Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Shares that will be held by the Selling Shareholders upon termination of any such offering. The amount of Shares offered hereby may in some instances exceed the number of Shares of Common Stock owned by a particular Selling Shareholder prior to the offering. This difference is due to Shares of Common Stock issuable by the Company to Selling Shareholders upon their exercise of options.

--------------------------------------- -------------   -----------------------

                                          Ownership         Amount of Shares
                                          of shares          Offered Hereby
  Selling Shareholder                     of Common
                                            Stock
                                           Prior to
                                           Offering
--------------------------------------- -------------   -----------------------
Acadia Fund I L.P.

Barlow Partners, Inc.

Bay Pond Investors (Bermuda) L.P.

Bay Pond Partners, L.P.

Canmerge Consultants Limited

Emmett J. Daly and Regina Daly JT/TEN (1)

Endicott Partners, L.P.

Euro Credit Investments Ltd.

Financial Services Hedge Fund, L.P.

Michael J. Flinn

Growth Services Inc.

Guernroy Limited

Keefe, Bruyette & Woods, Inc.

Adam J. Lewis

James C. Lott & Mary M. Lott JT/TEN

Scott A. MacKillop

Malta Hedge Fund, L.P.

Malta Partners, L.P.

Thomas B. Michaud

Gary A. Miller

Och-Ziff Capital Management, L.P.

Rainbow Partners

Andrew M. Senchak

Suzanne E. Thomas

J.W. Nevil Thomas

Eric R. Thorpe

Peter L. vander Velden

Wheatley Foreign Partners, L.P.

Wheatley Partners, L.P.

Michael T. Wilkinson

Albert Yanni

David L. Andrus

                        PLAN OF DISTRIBUTION

    The Selling Shareholders' Shares may be offered and sold from time to time in the discretion of the Selling Shareholders in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale hereunder. The Selling Shareholders' Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be
"underwriters'' within the meaning of the Securities Act, in connection with such sales.

    Sales of Selling Shareholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between a Selling Shareholder and its underwriters, dealers, brokers or agents.

    To the extent required under the Securities Act, the aggregate amount of Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Shareholder and/or purchasers of Shares, for whom they may act. In addition, sellers of Shares may be deemed to be underwriters under the Securities Act and any profits on the sale of Shares by them may be deemed to be discount commissions under the Securities Act. Selling Shareholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

    From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign Shares to lenders, family members and others and each of such persons will be deemed to be a "Selling Shareholder" for purposes of this Prospectus. The number of Shares beneficially owned by those Selling Shareholders who so transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder.

                            LEGAL MATTERS

    Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.


                               EXPERTS

    The financial statements of PMC International, Inc. as of December 31, 1996 and 1995, and for the years then ended included herein have been included herein in reliance upon the report of Spicer, Jeffries & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             INDEX TO FINANCIAL STATEMENTS



       Financial statements for the years ended December 31, 1996 and 1995 and the Nine Months ended September 30, 1997 and 1996

       Independent Auditors' Report..........................................F-2

       Consolidated Balance Sheets...........................................F-3

       Consolidated Statements of Operations.................................F-5

       Consolidated Statements of Changes in Shareholders' Equity (Deficit)..F-6

       Consolidated Statements of Cash Flows.................................F-8

       Notes to Consolidated Financial Statements...........................F-10

INDEPENDENT AUDITORS' REPORT


To the Shareholders
PMC International, Inc.

We have audited the  accompanying  consolidated  balance  sheets of
PMC International, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                             SPICER, JEFFRIES & CO.
Denver, Colorado
March 1, 1997

                                               PMC INTERNATIONAL, INC.
                                                  AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                            DECEMBER 31, 1996 AND 1995 AND SEPTEMBER 30, 1997 (UNAUDITED)


                            ASSETS                               September 30,       December 31,      December 31,

                                                                    1997              1996              1995


                                                                 (Unaudited)                           (As restated;
                                                                                                       Note 1)


ASSETS

Cash and Cash Equivalents (See Notes 1 and 7)                       $3,465,269       $  6,499,390      $    313,885

Receivables

   Investment management fees                                        1,580,769            145,714            39,733

   Other receivables (See Note 1)                                      124,141            160,483            63,210

Furniture and Equipment, at cost, net of accumulated                 1,389,662            936,234           688,233
   depreciation of $1,600,779, $689,227 and $355,231

Software and Product Develpment Costs, at cost, net of               1,101,042            511,123           419,617
   accumulated amortization of $411,524 in 1997 and $203,526
   in 1996 (See Note 1)

Goodwill, net of amortization of $10,498                             5,388,659                 --                --

Prepaid Expenses and Other Assets                                    1,428,493            340,006           220,605

Long-Term Note Receivable (See Note 2)                                 545,811            570,494           897,167


           TOTAL ASSETS                                          $  15,023,846       $  9,163,444      $  2,642,450

See accompanying notes to financial statements.


           LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:

   Accounts payable                                              $   1,163,851       $    839,095      $  1,442,694

   Accrued expenses                                                    612,386            535,520           707,897

   Other liabilities (See Note 7)                                      139,100            730,909           571,389

   Deferred revenue                                                  1,391,999            552,868           411,347

   Notes payable (See Note 6)                                          368,423             14,694         1,647,470

   Obligations under capital leases (See Note 7)                       382,655            219,821            69,490

TOTAL LIABILITIES                                                    4,058,414          2,892,907         4,856,287

COMMITMENTS AND CONTINGENCIES (See Note 7)

SHAREHOLDERS' EQUITY (DEFICIT) (See Note 3)

   Preferred stock - no par value - authorized 5,000,000               345,455            439,742           872,543
      shares; issued and outstanding, 138,182 shares, 175,897
      shares and 349,017 shares

   Common stock, $.01 par value - authorized, 50,000,000               415,475            365,876           276,716
      shares, issued and outstanding, 19,431,610 shares,
      14,471,756 shares and 5,555,713 shares

   Additional paid-in capital                                       22,704,222         16,132,256         3,302,749

   Accumulated Deficit                                             (12,499,720)       (10,667,337)       (6,665,845)


        TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                        10,965,432          6,270,537        (2,213,837)



TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $15,023,846       $  9,163,444      $  2,642,450


See accompanying notes to financial statements.



                                               PMC INTERNATIONAL, INC.
                                                  AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                     YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                              NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                                                         (Unaudited)
                                                     Nine Months Ended              Year Ended
                                                       September 30,               December 31,


                                                   1997          1996           1996         1995
                                                                                              (As
                                                                                          (As restated;
                                                                                           Note 1)

REVENUE:
   Investment management fees                     9,001,181    $ 7,322,124   $9,634,992    $8,632,888
   (See Note 1)

   Trading income                                         -              -       44,787        94,948

   Other income                                     304,392        370,293

           Total revenue                          9,305,573      7,692,417   10,086,881

EXPENSES:
   Investment manager and                         4,437,494      4,225,107    5,580,846     5,139,613
   other fees

                                                                 3,467,310
           Subtotal                               4,868,079                   4,506,035     4,032,866

OPERATING EXPENSES:

   Salaries and benefits                          3,027,800      2,309,941    3,487,811     2,524,936

   Clearing charges and user                        438,107        630,555      813,239       766,515
   fees

   Advertising and promotion                        661,743        525,436      830,140       629,476

   General and administrative                       882,038        593,093      845,767       792,650

   Product development costs                        146,279         76,916      132,392        56,800

   Occupancy and equipment                          529,275        437,048    1,149,084       482,266
   costs

   Professional fees                                311,452        399,620      763,086       484,860

     Interest                                        26,019        232,528      331,008       102,011

     Depreciation and                               623,751        376,000      537,522       148,567
     amortization

     Goodwill amortization                           10,498              -           --            --

   Severance Pay                                     43,500              -
                                                                                     --            --
   Settlement expense
                                                          -          -          155,000       465,000


           Total operating                        6,700,462      5,581,137    8,507,527     6,453,081
           expenses

NET LOSS                                        $(1,832,383)   $(2,113,827) $(4,001,492)  $(2,420,215)


NET LOSS PER COMMON SHARE                        $    (0.13)        $(0.40)  $    (0.71)   $    (0.46)
   (See Note 1)

WEIGHTED AVERAGE NUMBER OF                       14,639,096      5,555,713    5,702,036     5,546,522
   SHARES OUTSTANDING (See
   Note 1)



See accompanying notes to financial statements.



                                                                     PMC INTERNATIONAL, INC.

                                                                        AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                                  DECEMBER 31, 1996 AND 1995 AND SEPTEMBER 30, 1997 (UNAUDITED)

                                           Common Stock        Additional       Preferred Stock                          Total
                                                                Paid-In                                                Shareholders'
                                                                                                                         Equity
                                         Shares      Amount      Capital     Shares      Amount        Deficit          (Deficit)


BALANCES, December 31, 1994            5,540,501   $276,564  $ 3,637,689    349,017    $872,543     $(4,274,803)         $511,993
as previously reported

Adjustment for the cumulative effect on
 prior years for the correction of an
 error (Note 1)                                                 (350,000)                                29,173          (320,827)

BALANCES, December 31, 1994, as        5,540,501    276,564    3,287,689    349,017     872,543      (4,245,630)          191,166
restated

   Issuance of stock to 401K plan         15,212        152       15,060          -           -               -            15,212

   Net loss                                    -          -            -          -           -      (2,420,215)       (2,420,215)
                                      ----------   --------- -----------   --------    --------    ------------       -----------
BALANCES, December 31, 1995            5,555,713     276,716   3,302,749    349,017     872,543      (6,665,845)       (2,213,837)

   Stock options exercised                 1,000         10        1,365          -           -    -          -             1,375

   Notes payable converted to common   3,500,000     34,999    2,488,751          -           -    -          -         2,523,750
   stock

   Preferred stock converted to common   238,043      2,381      430,420   (173,120)   (432,801)              -                 -
   stock

   Issuance of stock                   5,177,000     51,770   10,949,355          -           -               -        11,001,125

   Less stock issuance costs                   -          -   (1,040,384)         -           -               -        (1,040,384)

   Net loss                                    -          -            -          -           -      (4,001,492)       (4,001,492)
                                      ----------   --------  -----------   --------    --------    ------------       -----------
BALANCES, December 31, 1996           14,471,756    365,876   16,132,256    175,897     439,742     (10,667,337)        6,270,537


   Stock options exercised                25,000        250       26,625          -           -               -            26,875

   Issuance of stock                   4,882,996     48,830    7,275,664          -           -               -         7,324,494

   Preferred stock converted to common    51,858        519       93,768    (37,715)    (94,287)              -                 -
   stock

   Less stock issuance costs                   -           -    (824,091)         -           -               -          (824,091)

   Net loss                                    -           -           -          -           -      (1,832,383)       (1,832,383)
                                      ----------   --------- -----------   --------    --------    ------------       -----------
BALANCES, September 30, 1997          19,431,610    $415,475 $22,704,222    138,182    $345,455    $(12,499,720)      $10,965,432
(unaudited)                           ==========   ========= ===========   ========    ========    ============       ===========


See accompanying notes to financial
statements.



                                               PMC INTERNATIONAL, INC.

                                                  AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                              NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)
                                             INCREASE (DECREASE) IN CASH


                                                     Nine Months Ended                       Year Ended
                                                       September 30,                        December 31,
                                                  1997              1996              1996               1995
                                                        (unaudited)                                    (as restated;
                                                                                                        Note 1)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                   $  (1,832,383)     $   (2,113,827)    $ (4,001,492)      $ (2,420,215)

   Adjustments to reconcile net loss to net cash used in operating activities:

      Accretion of discount on note                 (43,777)            (52,507)         (67,181)           (69,053)
        receivable

      Depreciation and amortization                  634,249            376,000           537,522            148,567

      Common stock issued as compensation                  -                  -                 -             15,212
        under 401K plan

      Changes in operating assets and
        liabilities:

        Investment management fees receivable    (1,435,055)             74,174         (105,981)             32,085

        Other receivables                             36,342            (51,650)         (97,273)             22,196

        Prepaid expenses and other assets        (1,088,487)           (201,308)        (119,401)              9,509

        Accounts payable                             324,756           (484,344)        (597,029)            729,837

        Accrued expenses                              76,866             83,209         (172,377)            103,805

        Other liabilities                             11,630             10,129           159,520            464,399

        Income taxes payable                           2,152                  -                 -                  -

        SEC settlement distribution                (605,591)                  -                 -                  -

        Deferred revenue                             839,131             99,370           141,521             37,346

           Net cash used in operating            (3,080,167)         (2,260,754)      (4,322,171)          (926,312)
           activities

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of furniture and equipment             (869,180)           (479,456)        (376,574)          (405,932)

   Reduction of long-term note receivable             68,460             300,318          393,854            338,067

   Cost of product development                     (797,918)                  -         (295,022)          (419,617)

   Acquisition of ADAM                           (5,399,157)                  -                 -                  -

   Reduction of secured demand note                                                         -                225,000

           Net cash used in investing            (6,997,795)           (179,138)        (277,742)          (262,482)
              activities

See accompanying notes to financial
statements.

                                                     Nine Months Ended                       Year Ended
                                                       September 30,                        December 31,
                                                  1997              1996              1996               1995
                                                        (unaudited)                                    (as restated;
                                                                                                        Note 1)

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from notes payable                       353,729          2,875,000         3,125,000          1,925,000

   Principal payments on notes payable                     -             (5,773)       (2,234,026)          (322,530)

   Changes in obligations under capital lease        162,834            (42,060)          (67,672)           (14,709)

   Sale of common stock, less offering costs       6,527,278                  -         9,960,741                  -

   Proceeds from exercise of stock options                 -                  -             1,375                  -

   Principal payments on subordinated note                 -                  -                 -           (225,000)
      payable
                                              --------------     --------------     -------------      -------------
           Net cash provided by (used in)          7,043,841          2,827,167        10,785,418          1,362,761
              financing activities
                                              --------------     --------------     -------------      -------------

NET INCREASE (DECREASE) IN CASH                  (3,034,121)            387,275         6,185,505            173,967

CASH, at beginning of period                       6,499,390            313,885           313,885            139,918
                                              --------------     --------------     -------------      -------------

CASH, at end of period                          $  3,465,269         $  701,160     $  6,499,390       $    313,885
                                              --------------     --------------     -------------      ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

   Cash paid for interest                       $     26,019        $    67,990     $     367,180      $      96,969
                                              ==============     ==============     =============      =============
NONCASH INVESTING AND FINANCING ACTIVITIES:

Purchase of equipment via capital lease        $     266,980        $   137,139     $     205,433      $      90,199
   obligation

Conversion of preferred stock to common stock  $      94,287        $         -     $    432,801       $          -

Conversion of note payable to common stock     $           -        $         -     $   2,523,750      $           -




See accompanying notes to financial statements.

                           PMC INTERNATIONAL, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
         NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On September 24, 1997, PMC International, Inc. ("PMCI" or the "Company") completed its acquisition (the "Acquisition") of ADAM Investment Services, Inc. ("ADAM"), a Delaware corporation, and its wholly owned subsidiary, Optima Funds, Inc., ("Optima") a Georgia corporation, pursuant to a Stock Purchase Agreement dated July 25, 1997 ("the Agreement") among the Company, ADAM and ADAM's shareholders. PMCI acquired all of the issued and outstanding shares of common stock of ADAM from its shareholders in consideration for payment of $5 million at closing and two earn-out payments on the first and second anniversary dates of the closing. The first earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $500 million, determined on the one-year anniversary of the closing of the Acquisition, not to exceed $2.0 million, plus interest thereon at a rate of 8.75%. The second earn-out payment will equal 1.0% of ADAM's standard fee assets under management in excess of $700 million, determined on the two-year anniversary of the closing of the Acquisition, not to exceed $2.0 million. The Acquisition was accounted for using the purchase method of accounting. The excess of the cost of the Acquisition over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The Acquisition was funded from the proceeds of a private placement of PMCI common stock which also closed on September 24, 1997. The Company raised approximately $6.6 million by selling 4,882,996 shares of PMCI common stock at $1.50 per share.

On September 23, 1993, the shareholders of Schield Management Company ("Schield") approved an exchange of common stock of Schield for all of the outstanding common stock of Portfolio Management Consultants, Inc. ("PMC") and a name change from Schield to PMC International, Inc. ("PMCI"). The share exchange was completed on September 30, 1993 and as a result of this transaction, PMC is a wholly owned subsidiary of PMCI. The share exchange between Schield and PMC was treated as a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, PMC was considered the acquiror for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of Schield. The Schield assets acquired and liabilities assumed were recorded at their fair values. The cost of the acquisition of Schield of $1,741,018 was based on the NASDAQ publicly traded price of the outstanding Schield common stock prior to the announcement of the transaction. The excess of the cost of the acquisition over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. Subsequently, it was determined that due to the nature of this transaction, goodwill should not have been recorded. Accordingly, the balances of the additional paid-in capital and deficit at December 31, 1995 have been restated from amounts previously reported to reflect a retroactive charge of $350,000 to additional paid-in capital for the original goodwill recorded and a credit of $52,513 to deficit for the amortization of such goodwill to that date. Of the amount charged to the deficit, $23,340 (negligible per share) is applicable to 1995 and has been reflected as a reduction of general and administrative expenses for that year, the balance being charged to the deficit at December 31, 1994. The effect on the 1996 statement of operations would be to reduce the net loss by $23,340 (negligible per share).

PMC was organized in 1986 and its principal business activity is the administration of private and institutional managed account programs with its customers located substantially in the United States. Its services include investment suitability analysis, portfolio modeling and asset allocation, money manager selection, portfolio accounting and performance reporting. PMC is registered as an investment advisor under the Investment Advisors Act of 1940.

In June, 1994, Portfolio Brokerage Services, Inc. ("PBS") was capitalized through a series of transactions with PMCI and PMC, whereby PBS became a wholly owned subsidiary of PMCI by issuing 1,000 shares of its common stock in exchange for certain assets and liabilities with a book value of $1,532,332. PBS is engaged in business as a securities broker-dealer. As a broker-dealer it executes security transactions for PMC's privately managed account programs, on behalf of its customers through the customer's custodian bank on a delivery vs. payment basis.

Portfolio Technology Services, Inc. ("PTS"), a wholly owned subsidiary of PMCI, was organized in June, 1994 but had no operations until 1995. PTS was formed for the purpose of developing proprietary software for use in the financial services industry.

ADAM Investment Services, Inc. ("ADAM"), a Delaware corporation, was formed in 1980 to provide investment consulting services to institutional investors. ADAM's primary services are based around mutual funds. ADAM offers 17 model portfolios constructed using no-load mutual funds and funds available at net asset value. ADAM's mutual fund portfolios are offered as options for use by 401(k) plans and with several insurance companies within variable life and variable annuity contracts. On September 24, 1997, the Company acquired all of the issued and outstanding voting stock of ADAM. ADAM is currently a wholly owned subsidiary of the Company.

The accompanying consolidated financial statements include the historical accounts of PMC for all periods and the accounts of PMCI since September 30, 1993, PBS and PTS since inception, and ADAM since September 24, 1997. All intercompany accounts and transactions have been eliminated in consolidation. The September 30, 1997 and September 30, 1996 amounts included herein are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows and changes in shareholders' equity at September 30, 1997 and September 30, 1996 have been made.

Significant Accounting Policies

Revenue from investment management services is recorded as such revenues accrue under the terms of the related investment management contracts. Revenue from software customizations is recorded as such revenue accrues under the terms of the related agreements. Revenue from software maintenance is recorded as such revenue accrues under the terms of the maintenance contracts. Software products are used in generating investment management revenues and therefore are recorded as such revenues accrue under the terms of the related investment management contracts.

Securities transactions and related commission income are recorded on a trade date basis. In the normal course of business, PBS executes, as agent, transactions on behalf of customers. If the agency transactions do not settle because of failure to perform by either the customer or the counter-party, PBS may be obligated to discharge the obligation of the non-performing party and, as a result, may incur a loss if the market value of the security is different from the contract amount of the transactions.

The Company has developed a windows-based software program for sale to financial product distribution entities. The product is designed to guide clients of these entities through the process of choosing appropriate combinations of mutual funds for their own portfolios. The majority of costs incurred to establish the technological feasibility of this product intended to be sold or otherwise marketed were borne by unrelated individuals prior to the product being introduced to the Company. Prior to achieving technological feasibility in 1995, the Company incurred approximately $50,000 in research and development costs after receiving the products from the unrelated
individuals.   These  costs  have  been
included in the statement of operations for 1995. All subsequent costs incurred directly related to the development of the software were capitalized. Capitalized costs are being amortized over the economic life of the software, which in this case is three years. The Company's policy is to capitalize all software costs incurred in developing computer software products until such products are available for release to customers. Subsequent cost incurred to enhance and redesign existing software products are capitalized and such capitalization ceases when the enhanced or redesigned products are released. It is the Company's policy to amortize and evaluate software for net realizable value on a product-by-product basis. The software became available for sale, subject to enhancement and customization, during 1996. The Company's plans to generate revenues from this product are four-fold: license fees, customization fees, a continuing fee equal to a percentage of assets under management of the end users purchasing such software, and annual maintenance fees. Costs of maintenance and customer support are charged to expense when the related revenue is recognized, or when those costs are incurred, whichever occurs first.

Product development costs consist of salary and benefits, outside services and other direct costs relating to customization of products for institutional client relationships. These costs are capitalized and amortized straight line over the terms of the related contracts. These costs are being amortized over periods ranging from 36 to 60 months.

The Company provides for depreciation of furniture and equipment on the straight line and declining balance methods based on estimated lives of three to seven years.

Goodwill, which resulted from the acquisition of ADAM, as discussed above, is being amortized over a period of 120 months.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company follows the intrinsic value based method of accounting as prescribed by APB 25, Accounting for Stock Issued to Employees, for its stock-based compensation. Under the Company's stock option plan, the exercise price is equal to the fair value of the options at the grant date and no compensation cost is recognized.

Cash and cash equivalents for purposes of the statement of cash flows includes highly liquid investments with a maturity of three months or less at date of acquisition.

Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive. Dividends on cumulative preferred stock of $44,910,
$113,430,  $57,166 and $113,430  for the periods  ended  September  30, 1997 and 1996, and December 31, 1996 and 1995, respectively, have been added back to the net loss in computing the net loss per share.

The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in its financial statements for the year ended December 31, 1996. The adoption of SFAS 121 had no material affect on the Company's financial statements.

The Company reviews its long-lived assets for impairment to determine if the carrying amount of the asset is recoverable.

Certain  1995  amounts  have  been  reclassified  to  conform  to  the  1996 presentation.

NOTE 2 - LONG-TERM NOTE RECEIVABLES

In connection with the Schield reverse acquisition, the Company acquired a long-term note receivable related to the sale of Schield's market timing operations to an entity controlled by a founder of Schield. The note is payable in monthly installments of $32,000, including interest through
August, 1998. The note was recorded at its estimated fair value as of September 30, 1993. The discount from the face amount of the note receivable is a credit to interest income over the life of the note using the interest method. The principal balance of the note as of December 31, 1996 is $634,578 compared to its carrying amount of $570,494. The principal balance of the note as of September 30, 1997 is $379,376 compared to its carrying amount of $320,534 (unaudited). While the original transaction involved a transfer of operations by the Company to a former employee who had been responsible for managing the operations, the transaction was handled on an arms length basis. The Company did not provide any guarantee of the obligations of the buyer and had no further involvement with the business after the sale. Moreover, the outstanding principal balance of the note receivable has been reduced by approximately eighty percent (80%) since the sale (from an original principal balance of $1,807,350 to $379,376 as of September 30, 1997), and payments on the note receivable have been made on a timely fashion in all material respects.

During January 1997, the Company authorized financing of 154,690 shares of PMCI's common stock which had been purchased and owned by a number of PMC employees, including one officer, as part of a private sale of stock by a shareholder of the Company in 1993. This purchase was originally financed through a bank loan which came due on December 31, 1996. The balloon amount due at the expiration of the loan was $142,093, $46,300 to the one officer and $95,793 to employees of the Company that are not officers or directors. PMCI paid off the prior bank loan and financed this amount for its employees as notes receivable, collateralized by the underlying stock. PMCI is receiving monthly installments in the amount of $3,435 collected through payroll deductions. These notes will mature on December 31, 1999, with balloon payments of $38,825 due from employees.


NOTE 3 - SHAREHOLDERS' EQUITY

Preferred Stock

Holders of preferred stock are entitled to receive dividends at a rate of $0.325 per share per annum (equal to 13% of the purchase price per share attributable to the preferred stock). Dividends are payable semi-annually on January 15 and July 15 in each year. Dividends accrue from the date of the preferred stock issuance and are cumulative. Upon liquidation or dissolution of the Company, holders of preferred stock are entitled to a preference over the holders of common stock in an amount per share equal to the original purchase price attributed to a share of preferred stock ($2.50) plus all unpaid cumulative dividends. The preferred stock is non-participating and the holders of preferred stock have no preemptive rights and no voting rights except as may be required by Colorado law. At the option of the Company, the preferred stock may be redeemed in whole, or in part, at a price of $2.75 per share, plus unpaid cumulative dividends. Redemption can only occur if certain conditions regarding the bid prices of the Company's common stock and the Company's after-tax earnings are met.

As  of  September  30,  1997,   cumulative   dividends  in  arrears  totaled
$275,964(unaudited).

Common Stock

During December 1996, the Company issued 8,916,043 shares of its common stock through several issuances. First, a private placement was completed whereby 5,177,000 shares were issued for cash of $11,001,125 less offering costs of $1,040,384. Secondly, convertible promissory notes issued in December, 1995 and the first half of 1996 in the amount of $1,500,000 were repaid and the proceeds were used to exercise warrants for 1,500,000 common shares and 150,000 new warrants were issued to the noteholders in connection therewith (see Note 6). Thirdly, in connection with the shareholder note payable as described in Note 6, warrants to purchase 1,023,750 shares of common stock were exercised for cash of $1,023,750 and warrants to purchase 1,976,250 shares of common stock were exchanged for 976,250 shares of common and 150,000 new warrants. Additionally, certain preferred shareholders exercised their conversion rights and exchanged 173,120 preferred shares for 238,043 shares of common.

During January 1997, certain shareholders voluntarily exchanged 37,715 shares of Preferred Stock for 51,858 shares of common stock. At September 30, 1997, there were 138,182 shares of preferred stock outstanding.

In September 1997, the Company issued 4,882,996 shares in a private placement at $1.50 per share or cash of $7,324,494 less offering costs of $797,216.

NOTE 4 - INCOME TAXES

The Company has an unused net operating loss carryforward of approximately $7,000,000 for income tax purposes, $1,200,000 expiring in 2009, $1,800,000 in 2010 and the remainder expiring in 2011. This net operating loss carryforward may result in future income tax benefits of approximately $2,800,000; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows:

      ------------------------------------------------------
                                        1996         1995
      Deferred tax liabilities      $        -   $         -

      Deferred tax assets
         Net operating loss carry    2,579,000     1,149,500
         forwards

         Legal settlement               233,300     175,000

         Total deferred tax assets    2,812,300    1,324,500

         Valuation allowance for
         deferred tax assets        $(2,812,300) $(1,324,500)
                                    $         -  $         -

The valuation allowance for deferred tax assets was increased by $1,487,800 and $855,300 during 1996 and 1995, respectively.

NOTE 5 - REGULATORY REQUIREMENTS

PBS is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. At December 31, 1996, PBS had net capital and net capital requirements of $233,288 and $100,000, respectively, and the Company's net capital ratio (aggregate indebtedness to net capital) was .53 to 1. At September 30, 1997, PBS had net capital and net capital requirements of $1,130,694 and $100,000, respectively, and the Company's net capital ratio was .07 to 1 (unaudited). According to Rule 15c3-1, PBS's net capital ratio shall not exceed 15 to 1. On a consolidated basis, as a result of the requirement, net assets of $120,000 are unavailable for any purpose other than meeting PBS's net capital requirements at December 31, 1996 and September 30, 1997.


NOTE 6 -   NOTES PAYABLE

Notes payable consist of the following:

                                  September   December    December
                                   30, 1997      31,         31,
                                  (unaudited)    1996       1995

8-1/2% note payable to            $        -  $        -  $1,200,000
shareholder, due July 26, 2000
interest payable monthly
beginning August 10, 1996,
principal and all accrued and
unpaid interest is due at
maturity, secured by all assets
of PMCI and its subsidiaries
(except PBS which security
interest is only to its
outstanding common stock owned
by PMCI).

11.5% note payable to                  8,423      14,694     22,470
shareholder(s), unsecured, due
August 1, 1998, payable in
monthly installments of $832
including interest.  In 1996 and
1995, principal of $7,776 and
$6,159 mature.

9% notes payable to employees              -           -    425,000
and unrelated individuals, due
December 29, 1996, principal and
interest payable on or before
maturity date, secured by a
second lien on Company assets.

5% Note payable to a former          360,000
stockholder of ADAM consists of
$360,000 of which $160,000 is
current and $200,000 is long
term.  The note requires annual
principal and interest payments
and matures February 9, 1999.     ----------  ----------  ----------
                                  $  368,423  $   14,694  $1,647,470
                                  ==========  ==========  ==========

The above $1,200,000 shareholder note payable is related to a financing and stock purchase agreement which encompasses a series of transactions, none of which are considered binding until certain criteria are met. The shareholder acquired 1,000,000 shares of the Company's common stock in a private transaction with another individual and loaned the Company $1,200,000. In connection with this loan, a warrant to purchase 1,200,000 shares of common stock at $1.00 per share (see Note 3) was also received. In addition, the shareholder obtained an option to lend the Company an additional $1,800,000 and received warrants similar to those issued in connection with the initial loan. Through July 9, 1996, this shareholder fulfilled its option and loaned the Company an additional $1,800,000 and received 1,800,000 warrants to purchase common shares. On December 24, 1996, the shareholder and the Company entered into an agreement whereby
(1) the Company would remit $1,976,250 against the principal amount of the loan, (2) the shareholder would exercise warrants to purchase 1,023,750 common shares at $1.00 per share to be used against the remaining principal balance, and (3) the shareholder would exchange its remaining warrants for 976,250 shares of common stock and 150,000 warrants to purchase common stock at $2.125 per share.

During March, 1995, through a private offering, PMCI issued $300,000 of convertible promissory notes bearing 15% interest per annum. These notes were repaid in July 1995. In addition, in November, 1996, the Company borrowed $250,000 from unrelated persons on a short-term basis carrying interest at 12%. In December, 1996 these amounts were repaid through the proceeds of the private offering (see Note 3).

On December 14, 1995, the Company commenced a private offering of units. Each unit consisted of a promissory note with limited conversion rights in the principal amount of $1,000 and a warrant to purchase 1,000 shares of common stock at a price per share equal to the greater of $1.00 or the market price on the initial closing date of the offering. If the notes were not paid by the due date, the notes, at the option of the holder, became convertible into shares of the Company's common stock on the basis of one share for each $1.00 of unpaid principal and interest. On May 7, 1996 a second private offering of units commenced with similar terms and after completion $1,500,000 of promissory notes were outstanding from both offerings. Prior to the due date of the notes, the Company asked its noteholders to agree to apply their principal balance against the exercise price of their warrants and, in addition, they would also receive warrants to purchase 150,000 shares of the Company's stock at an exercise price of $2.125 per share. Subsequently, the noteholders agreed to this arrangement.

Interest expense for the periods ended September 30, 1997 and 1996, December 31, 1996 and 1995 was $9,895, $115,941, $331,008 and $102,011
respectively.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

PMC had been under a formal order of private investigation by the Securities and Exchange Commission relating to certain aspects of PMC's former practice of principal trading. PMC discontinued this practice in April, 1994. In 1995, the Company submitted a settlement proposal to the Commission, without admitting or denying liability, on behalf of PMC under a plan pursuant to which PMC would disgorge its trading profits realized from principal trading together with prejudgment interest in an amount estimated to be $465,000. In 1996, the settlement was accepted by the Commission with the total amount payable, including accrued interest approximating $620,000. These amounts have been included in other liabilities in the accompanying financial statements.

In January 1997, KP3, LLC, a limited liability company owned and controlled by the Company's president and chief executive officer (the "LLC") borrowed $1,750,000 from a bank with a due date of December 31, 1997. The purpose of the loan was to finance payment of the deferred portion of the purchase price of 1,643,845 shares of Common Stock owned by the LLC that were purchased from a former officer of the Company at the time of his departure. In connection with this borrowing, the Company agreed to collateralize the loan on behalf of the LLC. Accordingly, $1,890,000 of cash included in cash and cash equivalents (representing the initial principal balance and an interest reserve) in the accompanying balance sheet became restricted for this purpose. The Company has also agreed to loan the LLC amounts sufficient to pay interest on the loan so long as the amount of loans made and bank collateral provided would not exceed $2,000,000. Effective March 31, 1997, the Company loaned the LLC $31,689 specifically designated to pay the interest on the bank loan. The borrower (the LLC) has agreed to reimburse the Company for any amounts paid by the Company toward the loan or for collateral applied to the loan, including interest at an annual rate of 9%, and has granted the Company a security interest in 1,643,845 shares of the Company's common stock held by it.

The Company has leases for office space and equipment under various operating and capital leases. Included in furniture and equipment is $295,552 of equipment under capital leases at December 31, 1996 and accumulated depreciation relating to these leases of $30,184. Future minimum lease payments under noncancelable leases as of December 31, 1996 are as follows:

                                               Principal
         Year Ending                              due
         December 31,      Operating  Capital  Capital
                                                 Lease
             1997          $         $         $
                             375,824   123,992   103,119
             1998            351,672   103,486    95,336
             1999            298,658    22,178    21,366
             2000            293,567         -         -
             2001             24,000         -         -
                           ---------   -------  --------
                          $1,343,721   249,656 $ 219,821
         Less amount
         representing
           interest                     29,835
                                       -------
       Present value of
       net minimum lease
            payments                  $219,821

Total rent  expense for  facilities  and  equipment  for the  periods  ended
September  30,  1997 and 1996,  December  31, 1996 and 1995,  was  $396,388,
$362,626, $471,339 and $410,263, respectively.

NOTE 8 - STOCK OPTIONS AND WARRANTS

The Company has no formal stock option plan, however it has granted options to officers, employees, shareholders and certain other individuals and entities allowing them to purchase common stock of the Company generally at the market value of the stock at date of grant. Options are generally for a five-year term however, in certain instances the term is longer. In addition common stock warrants have been issued in connection with certain private offerings of debt. At December 31, 1996, warrants to purchase common stock at various prices were outstanding which expire as follows:

     Expiration Date     Warrants  Exercise
                                     Price

     December, 1998        300,000     1.620
     June, 2001            200,000     1.000
     November, 2001         25,000     1.625
     December, 2001        550,000     2.125
                           -------
                         1,075,000
                         =========

The following table describes certain information related to the Company's compensatory stock option activity for the year ending December 31, 1996.

       Average             Number    Weighted
                            of        Exercise
                          Options      Price

       Outstanding,      1,016,000   $  1.42
       December 31, 1995

       Grants during
       year:
        Exercise price   1,352,500      1.40
        = market price

        Exercise price     200,000      1.56
        greater than
        market price

       Exercised during    (1,000)      1.38
       year

       Forfeited during   (22,000)      1.13
       year

       Expired during     (35,000)      2.79
       year               -------

       Outstanding,      2,510,500      1.45
       December 31, 1996 =========

       Exercisable,      1,400,500     1.45
       December 31, 1996 =========

The weighted average grant date fair value of the options granted in 1996 was as follows:

     Exercise price =    $    0.67
     market price

     Exercise price      $    1.03
     greater than
     market price

The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 5.88% to 6.50%; dividend yield of 0%; expected lives of five to six years; and volatility of 44.2%.

A summary of the Company's outstanding and exercisable stock options as of December 31, 1996 is as follows:

     Range of Exercise   Number    Weighted   Weighted
     Prices              of        Average    Average
                          Options  Exercise   Remaining
                                     Price    Contractual
                                              Life
                                              (months)

        $1.00 - $1.38
          Outstanding    1,228,500     $1.14      31(a)
          Exercisable      728,500      1.17         39

        $1.50 - $1.56
          Outstanding      977,500      1.55      63(b)
          Exercisable      567,500      1.55      63(c)

        $2.13 - $2.50
          Outstanding      252,500      2.20         58
          Exercisable       52,500      2.50          6

        $3.10
          Outstanding       52,000      3.10         13
          Exercisable       52,000      3.10         13

     (a) Excludes 200,000 options which expire 12 months after employee termination.
     (b) Excludes 800,000 options which expire 12-24 months after employee termination.
     (c) Excludes 480,000 options which expire 12-24 months after employee termination.

On February 26, 1997, the Board of Directors granted options to purchase a total of 70,000 shares of the Company's common stock to employees at an exercise price of $2.50 per share and which expire in six years. The options vest 20% on the first anniversary of each employees date of hire with the balance vesting in equal successive quarterly installments over the following four years, provided, however, each employee must be employed by the Company at the time any vesting would occur. The Board of Directors also granted options to purchase 50,000 shares of common stock to Mr. Emmett Daly in connection with his appointment as a director of the Company on February 27, 1997. The options vest at the rate of 20% at each such time as the average of the bid and asked price of the common stock equals $2.50, $3.50, $4.50, $5.50 and $6.50 respectively, for 20 consecutive trading days. Mr. Daly's options are exercisable at $2.50 per share and expire in five years.

The Board of Directors granted options to purchase 50,000 shares of common stock to Mr. Richard C. Hyde in connection with his appointment as a director of the Company on July 9, 1997. The options vest at the rate of 20% at each such time as the average of the bid and asked price of the common stock equals $1.968, $2.968, $3.968, $4.968, and $5.968, respectively, for 20 consecutive trading days. Mr. Hyde's options are exercisable at $1.968 per share and expire in five years.

The Board of Directors granted options to purchase 250,000 shares of common stock to Mr. Scott MacKillop and a total of 165,000 shares of common stock to a total of 6 other employees of ADAM in connection with the Acquisition. The options vest as follows: 20% of each employee's options vest on the first anniversary of the Company's Acquisition of ADAM and the balance in equal successive quarterly installments over the following four year period, provided, however, that the employee must me employed or engaged by PMCI or one of its affiliates a s either an employee or consultant on the date any vesting would occur. The exercise price of options are $1.625 per common share and the options expire six years from the date of grant unless employment or engagement is terminated prior to that time, which case the options shall expire 90 days after termination.

The Board also granted options to purchase 50,000 shares of common stock to Mr. Scott MacKillop in connection with his appointment as a director of the Company on October 27, 1997. The options vest at the rate of 20% at each such time as the average of the bid and asked price of the common stock equals $1.625, $2.625, $3.625, $4.625, $5.625, respectively, for 20 consecutive trading days. Mr. MacKillop's options are exercisable at $1.625 per share and expire in five years.

In May 1997, a total of 25,000 stock options were exercised to purchase 25,000 shares of common stock at the exercise price of $1.00 per share on 20,000 options and $1.375 per share on 5,000 options.

As previously described, the Company applies APB 25 and related Interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's options been determined based on the fair value at the grant dates for awards consistent with the method of SFAS 123, the Company's net loss and loss per share would have increased to the pro-forma amounts indicated below:

                         September 30,           December 31,
                             1997             1996         1995

     Net loss            $(2,050,613)    $(5,111,682)  $(2,518,266)
     Net loss per share  $      (.14)    $      (.91)         (.47)

NOTE 9 - EMPLOYEE BENEFIT PLAN

Salary deferral "401(k)" plan

The plan allows employees who have completed one year of employment and at least 1,000 hours of service to defer up to 15% of their salary. The Company intends to match employee contributions by an amount determined annually by the board of directors. Only contributions up to the first 6% of an employee's salary will be considered for the match. On February 15, 1995 PMCI's Board of Directors approved the issuance of 15,212 shares of PMCI common stock (valued at the market price at the date of grant of $1.00 per share) to match participant's contributions for the year ended December 31, 1994.


NOTE 10 -     RISKS AND UNCERTAINTIES

PMC's revenues are primarily derived from a percentage of the assets under the management of its distribution channels. Assets under management are impacted by both the extent to which PMC adds or loses clients and the appreciation or depreciation of the U.S. and international equity and fixed income markets. Assets of customers of an unrelated organization constitute approximately 16% of the total customer assets in PMC's managed account programs as of December 31, 1996. A downturn in general economic conditions could cause investors to cease using the products, including its proprietary software products, and services of the Company or its distribution channels.

The Company has deposits in banks in excess of the FDIC insured amount of $100,000. The amounts in excess of the $100,000 are subject to loss should the banks cease business.

The Company has been notified of a threatened litigation from a former employee alleging damages of $645,000. Management, after review and discussion with counsel, believes the Company has meritorious defenses and intends to vigorously defend itself in this matter, but it is not feasible to predict the final outcome at the present time.

NOTE 11 -     FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS 107 requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

The carrying amount of receivables, accounts payable, accrued expenses, and other liabilities approximate fair value because the collection or payments on those instruments are expected in the short term.

The long term note receivable was discounted at inception (see Note 2) and at December 31, 1996, discounting the note at the current interest rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities yields a fair value which approximates the carrying value.

Based on the borrowing rates currently available to the Company for loans with similar terms and maturities, the carrying value of obligations under capital leases approximate fair value.

The carrying amount of deferred revenue approximates fair value because it is expected to be realized within ninety days.

NOTE 12 - PRO FORMA INFORMATION FROM ACQUISITION OF ADAM INVESTMENT
SERVICES, INC.

On September 24, 1997, the Company acquired all of the issued and outstanding voting stock of ADAM. Pro forma revenue, income from continuing operations, net income, and income per share for the three months ended September 30, 1996 and 1997, as though the acquisition occurred at the beginning of such periods are as follows:

                             1997         1996

    Revenue               $6,069,084   $6,403,385

    Income from             (802,238)  (1,022,751)
    continuing operations

    Net income              (802,238)  (1,022,751)

    Income per share           (0.04)       (0.10)

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     Article V of the Company's Articles of Incorporation requires the Company to indemnify any person who is or is threatened to be made a party to any civil, criminal, administrative, arbitrative or investigative proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan if the claim is based on actions taken by such person in good faith with the reasonable belief that such action was in the best interest of the Company.

     Article V of the Company's Articles of Incorporation further requires the Company to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan if the claim is based on actions taken by such person in good faith with the reasonable belief that such action was in the best interest of the Company, provided, however, that such person generally shall not be indemnified for negligent or willful misconduct.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission      $2,839.71
     registration fee........................
     Printing expenses.......................        *
     Legal fees and expenses.................        *
     Accounting fees and expenses............        *
     Blue Sky fees and expenses..............        *
     Miscellaneous...........................        *

          Total..............................        *


     All of the above expenses will be borne by the Company.

*To be completed by amendment.

Item 26.  Recent Sales of Unregistered Securities

February 1995 Private Placement

     In February 1995, the Company sold debt securities in an aggregate principal amount of $300,000. Each dollar loaned carried with it a warrant to purchase one share of Common Stock at an exercise price of $1.00 per share. Purchasers received registration rights with respect to shares of Common Stock issued upon exercise of the warrants. The purchasers were primarily employees, business associates and affiliates of the Company.

Bedford Loans

     In July 1995, the Company entered into a transaction with Bedford pursuant to which Bedford loaned $1.2 million to the Company and received an option to loan up to an additional $1.8 million to the Company for a specified period of time and pursuant to certain call provisions. Between July 1995 and July 1996, the Company obtained the full $3.0 million financing from Bedford. Each dollar loaned carried a ten-year warrant to purchase one share of the Common Stock at an exercise price of $1.00 per share.

December 1995 and June 1996 Private Placements

     In December 1995 and January 1996,  the Company  issued a total of
482.5 units through a private placement, with each unit consisting of a convertible promissory note with a principal amount of $1,000 and a warrant to purchase 1,000 shares of Common Stock at an exercise price of $1.00 per share. During June 1996 the Company issued an additional 1,017.5 units through another private placement under substantially the same terms. The purchasers of these units were primarily employees, business associates and affiliates of the Company. Each purchaser received registration rights with respect to the shares of Common Stock underlying the warrants.

November 1996 Bridge Loan

     In  November  1996,  the  Company  borrowed  $250,000  to fund its working capital requirements pending closing of a private placement of Common Stock in December 1996. Fifty percent of the loan was provided by Keefe, Bruyette & Woods, Inc., the Placement Agent in the December 1996 private placement, and the balance equally by certain members of management of the Company, Bedford, and certain affiliates of Bedford. The lenders received five-year warrants to purchase an aggregate of 25,000 shares of the Common Stock. The warrants have an exercise price of $1.625 per share. The lenders received registration rights with respect to the Common Stock to be issued upon exercise of the warrants.

December 1996 Private Placement

     On December 24, 1996 the Company completed a private placement of 5,177,000 shares of Common Stock at a price of $2.125 per share. The purchasers of the Shares were all accredited investors.

December 1996 Restructuring

     On December 24, 1996, the Company completed a restructuring of its debt. The restructuring involved the repayment of interest owing under the notes issued in connection with the December
1996/January  1996  and  May/June  1996  private   placements  and  the
Bedford loans. In connection with the restructuring, Bedford exercised warrants to purchase a total of 1,023,750 shares of Common Stock, and received new warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.125 per share. The holders of warrants issued in connection with the December 1995 and June 1996 private placements exercised warrants to purchase an aggregate of 1,500,000 shares of Common Stock, and received, pro rata, new warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.125 per share.

ADAM Private Placement

     On September 24, 1997, the Company, in connection with the acquisition of ADAM Investment Services, Inc., completed a private placement of 4,882,996 shares of Common Stock at a price of $1.50 per share. The purchasers of such shares of Common Stock were all accredited investors.

     For each of the above sales of securities, the Company claims exemption from registration, inter alia, under Section 4(2) of the Securities Act and Regulation D promulgated thereunder because, to the Company's knowledge, each of the purchases was made for the purchaser's own investment purposes and not for further distribution or resale, there were no more than 35 non-accredited investors, each of whom was sophisticated and had substantial knowledge of and experience in financial and business matters and was capable of evaluating the risks of the subject investment. In addition, the issuer satisfied the other applicable requirements of Regulation D in connection with each such offering and sale.

Preferred Stock Conversion

     On December 24, 1996, the Company also effected a voluntary conversion of 173,170 shares of the Company's Series A Preferred
Stock into 238,043 shares of Common Stock. The Company claimed an exemption from registration under Section 3(a)(9) of the Securities Act as an exchange of securities of the Company satisfying the requirements of that section.

Item 27.  Exhibits

(a)  Exhibits
3.1  Articles of Incorporation of the Company (1)
3.2  Bylaws of the Company (2)
4.1  Specimen Common Stock certificate of the Company (3)
4.2 The Articles of Incorporation and Bylaws of the Company are included as Exhibits 3.1 and 3.2
5.1  Opinion of Holme Roberts & Owen LLP*
10.1 Stock Purchase Agreement among PMC International, Inc., Michael
     T. Wilkinson, Scott A. MacKillop, Gary A. Miller, Michael J. Flinn, Jared L. Shope, Graham L. Guy, John W. Burgin, and ADAM Investment Services, Inc., dated as of July 25, 1997(4)
10.2 Non-Compete Agreement between ADAM Investment Services, Inc., and Michael T. Wilkinson(4)
10.3 Employment Agreement between ADAM Investment Services, Inc., and Scott A. MacKillop(4)
21.1 List of Subsidiaries
23.1 Consent of Spicer, Jeffries & Co., Certified Public Accountants
23.2 Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1
24.1 Power of Attorney

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-37800), dated November 15, 1990.
(2) Incorporated by reference from the Company's Registration Statement on Form SB-2 (File No. 333-21335), dated February 7, 1997.
(3) Incorporated by reference from Amendment Number 2 to the Company's Registration Statement on Form SB-2 (File No. 333-21335), dated June 23, 1997.
(4) Incorporated by reference from the Company's Current Report on Form 8-K (Commission File No.0-14937), dated October 9, 1997.
*    To be filed by amendment.

Item 28. Undertakings.
The Registrant hereby undertakes that it will:
(1) file, during any period in which it offers to sell securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

(2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 24 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

                         SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 21st day of November, 1997.

                                   PMC International, Inc.
                                   a Colorado corporation


                                By: /s/___________________
                                   Kenneth S. Phillips
                                   President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Statement has been signed by the following persons in the capacities and on the dates stated.


                         Title Position Held
Signature               With the Registrant                 Date


/s/__________________   President, Chief                    November 20, 1997
Kenneth S. Phillips     Executive Officer and Director

*___________________
Scott A. MacKillop      Executive Vice                      November 20, 1997
                        President and Director

*___________________
Vali Nasr               Treasurer and Chief                 November 20, 1997
                        Financial Officer
                         (principal accounting and
                         financial officer)
*___________________
J.W. Nevil Thomas       Chairman of the                     November 20, 1997
                        Board and Director

*___________________
D. Porter Bibb          Director                            November 20, 1997

*___________________
Emmett J. Daly          Director                            November 20, 1997

*___________________
Richard Hyde            Director                            November 20, 1997



*By: /s/_____________________
     Kenneth S. Phillips,
     attorney-in-fact

EXHIBIT INDEX

Exhibit Description
Number

3.1     Articles of Incorporation of the Company (1)

3.2     Bylaws of the Company (2)

4.1     Specimen Common Stock certificate of the Company
        (3)

4.2     The Articles of Incorporation and Bylaws of the
        Company are included as Exhibits 3.1 and 3.2

5.1     Opinion of Holme Roberts & Owen LLP*

10.1    Stock Purchase Agreement among PMC International,
        Inc., Michael T. Wilkinson, Scott A. MacKillop,
        Gary A. Miller, Michael J. Flinn, Jared L. Shope,
        Graham L. Guy, John W. Burgin, and ADAM Investment
        Services, Inc., dated as of July 25, 1997 (4)

10.2    Non-Compete Agreement between ADAM Investment
        Services, Inc., and Michael T. Wilkinson (4)

10.3    Employment Agreement between ADAM Investment
        Services, Inc., and Scott A. MacKillop (4)

21.1    List of Subsidiaries

23.1    Consent of Spicer, Jeffries & Co., Certified
        Public Accountants

23.2 Consent of Holme Roberts & Owen LLP is to be included in Exhibit 5.1

24.1    Power of Attorney

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-37800), dated November 15, 1990.
(2)  Incorporated by reference from the Company's Registration
     Statement on Form SB-2 (File No. 333-    21335), dated February 7,
     1997.
(3)  Incorporated by reference from Amendment Number 2 to the
     Company's Registration Statement on      Form SB-2 (File No.
     333-21335), dated June 23, 1997.
(4)  Incorporated by reference from the Company's Current Report on
     Form 8-K (Commission File No.   0-14937), dated October 9, 1997.
*    To be filed by amendment.

EXHIBIT 21.1


LIST OF SUBSIDIARIES
   Portfolio Management Consultants, Inc.
   Portfolio Brokerage Services, Inc.
   Portfolio Technology Services, Inc.
   ADAM Investment Services, Inc.
   Optima Funds, Inc.

EXHIBIT 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the PMC International, Inc. Registration Statement on Form SB-2 of our report dated March 1, 1997 accompanying the consolidated financial statements of PMC International, Inc. for the years ended December 31, 1996 and 1995 which is part of the registration statement and to the reference to us under the heading "Experts" in such registration statement.


November 21, 1997


                                                 Spicer, Jeffries & Co.

Exhibit 24.1

                      POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Phillips, Vali Nasr, and Maureen E. Dobel, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign a registration statement to be filed with the Securities and Exchange Commission (the "Commission") on Form SB-2 in connection with the registration by PMC International, Inc. a Colorado corporation (the "Company"), of securities ("Securities") on behalf of certain selling stockholders, and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission; and to sign all documents in connection with the qualification and sale of the Securities with Blue Sky authorities and with the National Association of Securities Dealers, Inc.; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.



Date:  November 20, 1997      /s/___________________
                                  Kenneth S. Phillips

Date:  November 13, 1997      /s/___________________
                                  Scott A. MacKillop

Date:  November 20, 1997      /s/___________________
                                  Vali Nasr

Date:  November 13, 1997      /s/___________________
                                  J.W. Nevil Thomas

Date:  November 20, 1997      /s/___________________
                                  D. Porter Bibb

Date:  November 13, 1997      /s/___________________
                                  Emmett J. Daly

Date:  November 13, 1997     /s/___________________
                                 Richard Hyde